Exhibit 10.1

MASTER REPURCHASE AGREEMENT

between

GOLDMAN SACHS BANK USA,

as Buyer

and

643 SINGLE FAMILY FINCO 2014, LLC

as Seller

i

SCHEDULES

SCHEDULE 1	Intentionally Omitted	1-1
SCHEDULE 2	Purchased Loan Information	2-1
SCHEDULE 3	Prohibited Transferees	3-1

EXHIBITS

EXHIBIT I	Form of Confirmation

EXHIBIT II	Authorized Representatives of Seller

EXHIBIT III	Intentionally Omitted

EXHIBIT IV-1	Form of Power of Attorney to Buyer

EXHIBIT IV-2	Form of Power of Attorney to Seller

EXHIBIT V	Representations and Warranties Regarding the Purchased Loans

EXHIBIT VI	Form of Bailee Agreement

ii

MASTER REPURCHASE AGREEMENT

This Master Repurchase Agreement (this “Agreement”) is dated as of April 25, 2014 and is made by and between Goldman Sachs Bank USA, as buyer (“Buyer”) and 643 Single Family Finco 2014, LLC, as seller (“Seller”).

1.	APPLICABILITY

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer one or more Eligible Loans, on a servicing-released basis, against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Eligible Loans at a date certain (or such earlier date, in accordance with the terms hereof), against the transfer of funds by Seller. Each such transaction involving the transfer of a Purchased Loan, including any Eligible Loan from Seller to Buyer shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.	DEFINITIONS

(a) Capitalized terms in this Agreement shall have the respective meanings set forth below:

“Accelerated Repurchase Date” shall have the meaning specified in Section 14(b)(i) of this Agreement.

“Accepted Servicing Practices” shall mean, with respect to any Purchased Loan, servicing practices in conformity with those accepted and prudent servicing practices in the industry for loans of the same type and in a manner at least equal in quality to the servicing the applicable servicer provides for assets that are similar to such Purchased Loan.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction over such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding–up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding or otherwise in writing of the inability of such Person to pay its debts generally as they become due, (g) the failure of such person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.

“Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Aggregate Repurchase Price” shall mean, as of any date of determination, the aggregate Repurchase Price (excluding any accrued and unpaid Price Differential) of all Purchased Loans outstanding as of such date.

“Agreement” shall have the meaning specified in the introductory paragraph of this Agreement.

“Alternative Rate” shall have the meaning specified in Section 3(k) of this Agreement.

“Alternative Rate Transaction” shall mean any Transaction with respect to which the Pricing Rate is determined with reference to the Alternative Rate.

“Applicable Standard of Discretion” shall mean (a) if the ratio of (x) the Asset Base of such Purchased Loan to (y) the value of the related Property, determined in Buyer’s commercially reasonable discretion, is less than or equal to the LTV of such Purchased Loan as of the Purchase Date, Buyer’s commercially reasonable discretion, and (b) if the ratio of (x) the Asset Base of such Purchased Loan to (y) the value of the related Property, determined in Buyer’s commercially reasonable discretion, is greater than the LTV of such Purchased Loan as of the Purchase Date, Buyer’s sole discretion.

“Applicable Spread” has the meaning specified in the Fee Letter.

“Appraisal” shall mean either: (x) a broker price opinion obtained by Seller from a broker approved by Buyer in its reasonable discretion or (y) an appraisal obtained by Seller prepared in accordance with Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 by an independent, third-party appraiser holding an MAI designation, who is licensed or certified under the laws of the state in which the applicable Property is located, if required by the laws of such state, and approved by Buyer in its reasonable discretion.

“Asset Base” shall mean, as of any date of determination, the aggregate Asset Base Components of all Purchased Loans transferred by Seller to Buyer hereunder as of such date.

“Asset Base Component” shall mean, as of any date of determination, with respect to each Purchased Loan, the lesser of (i) the product of its Asset Value as of such date multiplied by the Purchase Percentage and (ii) the product of its Market Value as of such date multiplied by the Purchase Percentage.

“Asset Value” shall mean, with respect to each Eligible Loan, an amount determined by Buyer in its sole discretion equal to the outstanding principal balance of such Eligible Loan as of such date.

“Backup Management Agreement” shall have the meaning set forth in Section 12(u) of this Agreement.

“Backup Manager” shall have the meaning set forth in Section 12(u) of this Agreement.

“Bailee” shall mean such third party as Buyer and Seller shall mutually approve in their sole discretion.

“Bailee Agreement” shall mean the Bailee Agreement among Seller, Buyer and Bailee in the form of Exhibit VI hereto.

“Bailee Delivery Failure” shall have the meaning specified in the Bailee Agreement.

“Bankruptcy Code” shall mean Title 11 of the United State Code, as amended from time to time.

“Blocked Account” shall have the meaning specified in Section 5(a) of this Agreement.

“Blocked Account Agreement” shall mean the Blocked Account Agreement, dated as of the date hereof, executed by Buyer, Seller and the Depository Bank, as the same may be amended, supplemented, otherwise modified or replaced from time to time.

“Business Day” shall mean any day other than (i) a Saturday or Sunday and (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian and Buyer are authorized or obligated by law or executive order to be closed.

“Buyer” shall mean Goldman Sachs Bank USA, and any successor or permitted assign.

“Capital Lease Obligation” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cause” means, with respect to the Independent Director, (i) acts or omissions by the Independent Director that constitute willful disregard of, or bad faith or gross negligence with respect to, the Independent Director’s duties under this Agreement, (ii) that the Independent Director has engaged in or charged with or indicted, or has been convicted of, fraud or other acts constituting a crime under any law applicable to the Independent Director, (iii) that the Independent Director is unable to perform his or her duties as the Independent Director due to death, disability or incapacity, or (iv) that the Independent Director no longer meets the definition of Independent Director.

“Change of Control” shall mean the occurrence of any of the following:

(a) a Transfer, whether directly or indirectly through its direct or indirect Subsidiaries, of all or substantially all of Seller’s or Guarantor’s assets (excluding any Transfer in connection with any securitization transaction or sale of mortgage loans or sale of real estate owned and real estate investments in the ordinary course of Seller’s or Guarantor’s business); or

(b) Guarantor shall cease to own, directly or indirectly, 100% of the equity interest in and to, directly or indirectly, Control Seller.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collection Period” shall mean, with respect to the Remittance Date in any month, the period beginning on the Remittance Date in the preceding month to and including the calendar day immediately preceding such Remittance Date.

“Confirmation” shall have the meaning specified in Section 3(d) of this Agreement.

“Control” shall mean, with respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Custodial Agreement” shall mean the Custodial Agreement, dated on or about the date hereof, entered into by and among Custodian, Seller and Buyer, as the same may be amended, supplemented or otherwise modified from time to time.

“Custodial Delivery Certificate” shall mean the custodial delivery certificate, a form of which is attached to the Custodial Agreement.

“Custodian” shall mean U.S. Bank, National Association or any successor Custodian appointed by Buyer and reasonably acceptable to Seller.

“DBRS” shall mean DBRS, Inc.

“Debt Yield Ratio” shall mean, with respect to the Eligible Properties directly or indirectly securing a New Loan, the quotient (expressed as a percentage) of (i) net operating income for the trailing twelve-month period for the most recently ended fiscal quarter divided by (ii) the total amount of indebtedness secured directly or indirectly by such Eligible Property or Properties that are senior to or pari passu with such New Loan.

“Default” shall mean any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Defaulted Loan” shall mean any Purchased Loan as to which (i) there is a breach beyond any applicable notice and cure period of a representation or warranty by Seller under Exhibit V attached hereto (without regard to any knowledge qualifier therein), other than the MTM Representations or to the extent previously disclosed in the Exception Report delivered to Buyer prior to the Purchase Date, (ii) a default has occurred and is continuing beyond any applicable notice and cure period under the related Purchased Loan Documents in the payment when due of any scheduled payment of interest or principal or any other amounts due under the Purchased Loan Documents, (iii) the occurrence and continuance of any other “Event of Default” as defined under the related Purchased Loan Documents, (iv) to the extent that the related Transaction is deemed to be a loan under federal, state or local law, Buyer ceases to have a first priority perfected security interest in the related Repurchase Assets or (v) the related Purchased Loan File or any portion thereof has been released from the possession of the Custodian under the Custodial Agreement to anyone other than Buyer or any Affiliate of Buyer except in accordance with the terms of the Custodial Agreement.

“Delinquent Loan” shall mean any Loan as to which the payment of principal and/or interest owed thereunder by the underlying obligor is thirty (30) days or more past due.

“Depository Bank” shall mean PNC Bank, National Association or any successor Depository Bank appointed by Buyer and reasonably acceptable to Seller.

“Diligence Fees” shall mean fees, costs and expenses payable by Seller to Buyer in respect of Buyer’s out-of-pocket fees, costs and expenses (other than legal expenses) incurred in connection with its review of the Diligence Materials hereunder and Buyer’s continuing due diligence reviews of Purchased Loans pursuant to Section 21 or otherwise hereunder.

“Diligence Materials” shall mean, with respect to any New Loan, the related Preliminary Due Diligence Package together with the related Supplemental Due Diligence Package.

“Draft Appraisal” shall mean a short form appraisal, “letter opinion of value”, or any other form of draft appraisal reasonably acceptable to Buyer.

“Early Repurchase Date” shall have the meaning specified in Section 3(g) of this Agreement.

“Early Repurchase Fee” has the meaning specified in the Fee Letter.

“Eligible Loans” shall mean whole loans originated by Guarantor or its Affiliates and secured by a first-priority pledge of equity interests in certain entities that own fee interest in Eligible Properties which are: (A) acceptable to Buyer in the exercise of its sole discretion prior to the applicable Purchase Date, (B) which have a loan term equal to or less than five (5) years (assuming exercise of all extension options), (C) as to which the applicable representations and warranties set forth in Exhibit V are true and correct in all material respects as of the applicable Purchase Date unless otherwise disclosed in the Exception Report delivered to Buyer on or prior to such Purchase Date and (D) which is not a Defaulted Loan as of the applicable Purchase Date.

“Eligible Property” shall mean single-family for-rent properties being acquired, renovated and leased by 643 Capital Management and its Affiliates and managed by a property manager reasonably acceptable to Buyer or such other property type acceptable to Buyer in the exercise of its sole discretion.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business (whether or not incorporated) that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA of which Seller is a member at any relevant time.

“Event of Default” shall have the meaning given such term in Section 14(a).

“Exception Report” shall have the meaning given such term in Section 3(c)(viii).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Buyer or required to be withheld or deducted from a payment to Buyer, (a) Taxes imposed on or measured by net income or net worth or similar Taxes imposed in lieu of net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transaction located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than a connection arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, or received or perfected a security under any Transaction Document), (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer or an assignee pursuant to a law in effect as of the date on which such Person (i) becomes a party to this Agreement or (ii) changes the office from which it books the Transaction, except to the extent that, pursuant to Section 3(o) such Taxes were payable to such party’s assignor immediately before such Person became a party to this Agreement or to such Person immediately before it changed the office from which it books the Transaction, (c) Taxes attributable to Buyer’s failure to comply with Sections 3(p), 17(c), and 23 of this Agreement and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law or agreement implementing an intergovernmental approach thereto.

“Facility Amount” shall mean $194,400,000.

“Facility Termination Date” shall mean April 25, 2017.

“Federal Trade Embargo” means any United States federal law imposing trade restrictions, including (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), (ii) the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq., as amended), (iii) any enabling legislation or executive order relating to the foregoing, (iv) Executive Order 13224, and (v) the PATRIOT Act.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day or such transactions received by Buyer from three Federal funds brokers of recognized standing selected by Buyer in its sole discretion.

“Fee Letter” shall mean that certain fee letter agreement, dated the date hereof, between Buyer and Seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Filings” shall have the meaning specified in Section 6(b) of this Agreement.

“Final Approval” shall have the meaning specified in Section 3(c) of this Agreement.

“Financial Covenant Compliance Certificate” shall mean an Officer’s Certificate to be delivered, subject to Section 3(e)(2) of this Agreement, by Guarantor within forty-five (45) days after the end of each of the first three fiscal quarters of such fiscal year and within ninety (90) days after the end of each fiscal year confirming that as of the fiscal quarter or year (as applicable)most recently ended, Guarantor satisfies the Guarantor Financial Covenants.

“Fitch” shall mean Fitch Inc.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the maximum stated amount of the primary obligations relating to such Guarantee (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee), or if no such amount or liability is stated, the maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean Blackstone Mortgage Trust, Inc., a Maryland corporation.

“Guarantor Financial Covenants” shall have the meaning set forth in the Guaranty.

“Guaranty” shall mean that certain Guaranty, dated as of the date hereof, made by Guarantor in favor of Buyer, as the same may be amended, supplemented or otherwise modified from time to time.

“Hedging Transactions” shall mean, with respect to any or all of the Purchased Loans, any short sale of U.S. Treasury Securities or mortgage related securities, futures contract (including Eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller or by the underlying obligor with respect to any Purchased Loan and pledged to Seller as collateral for such Purchased Loan, with one or more counterparties whose unsecured debt is rated at least A- (or its equivalent) by any Rating Agency or, with respect to any Hedging Transaction pledged to Seller as additional collateral for a Purchased Loan, such other rating requirement applicable to such Hedging Transaction set forth in the related Purchased Loan Documents or which is otherwise reasonably acceptable to Buyer; provided that Seller shall not grant or permit any liens, security interests, charges, or encumbrances with respect to any such hedging arrangements for the benefit of any Person other than Buyer.

“Income” shall mean, with respect to any Purchased Loan at any time, all Principal Payments and any payment or other cash distribution of interest, dividends, fees, reimbursements or proceeds thereof (including sales proceeds) or other cash distributions thereon; provided that, for avoidance of doubt, in no event shall Income include any escrow or reserve payment made by the related Underlying Obligor.

“Indebtedness” shall mean, for any Person: (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (iii) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (v) contingent or future funding obligations under any Purchased Loan or any obligations senior to, or pari passu with, any Purchased Loan; (vi) Capital Lease Obligations of such Person; (vii) obligations of such Person under repurchase agreements or like arrangements; (viii) Indebtedness of others Guaranteed by such Person to the extent of such guarantee; and (ix) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person. Notwithstanding the foregoing, nonrecourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall not be considered Indebtedness for any person.

“Indemnified Amounts” and “Indemnified Parties” shall have the respective meanings specified in Section 20(a) of this Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Director” of any corporation or limited liability company means an individual who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors, another nationally-recognized company reasonably approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional independent directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors of such corporation or as an independent manager, member of the board of managers, or special member of such limited liability company and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(i) a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or affiliates (other than as an independent, non-economic “springing” member of an affiliate of such corporation or limited liability company that is not in the direct chain of ownership of such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers);

(ii) a creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or affiliates (other than in its capacity as Independent Director or as a nationally recognized company that routinely provides professional independent managers or directors and that also provides lien search and other similar services to such corporation or limited liability company or any of its equityholders or affiliates in the ordinary course of business);

(iii) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv) a Person that controls (whether directly, indirectly or otherwise) any of (i) or (ii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the Independent Director of a Single-Purpose Entity affiliated with the corporation or limited liability company in question shall not be disqualified from serving as an Independent Director of such corporation or limited liability company, provided that the fees that such natural person earns from serving as Independent Director of affiliates of such the corporation or limited liability company in any given year constitute in the aggregate less than five percent of such natural person’s annual income for that year. The same natural persons may not serve as Independent Directors of a corporation or limited liability company and, at the same time, serve as Independent Directors of an equityholder or member of such corporation or limited liability company.

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“IRS” shall mean the U.S. Internal Revenue Service.

“Knowledge” shall mean, as of any date of determination, the then current actual (as distinguished from imputed or constructive) knowledge of (i) Stephen Plavin, Thomas C. Ruffing or Douglas Armer, or (ii) any asset manager or employee with a title equivalent or more senior to that of “principal” within The Blackstone Group, L.P. (including, without limitation, Guarantor) that is responsible for the origination, acquisition and/or management of each respective Purchased Loan.

“LIBOR” shall mean the offered rate for thirty (30) day U.S. dollar deposits, as the applicable rate appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on each Pricing Rate Determination Date (rounded up to the nearest whole multiple of 1/100%); provided that if the applicable rate does not appear on Reuters Screen LIBOR01 Page, the rate for such Pricing Rate Determination Date will be based upon the offered rates of the Reference Banks for U.S. dollar deposits as of 11:00 a.m. (London time) on such Pricing Rate Determination Date. In such event, Buyer will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If on such Pricing Rate Determination Date, two or more Reference Banks provide such offered quotations, LIBOR shall be the arithmetic mean of all such offered quotations (rounded to the nearest whole multiple of 1/100%). If on such Pricing Rate Determination Date, fewer than two Reference Banks provide such offered quotations, LIBOR shall be the higher of (i) LIBOR as determined on the immediately preceding day that LIBOR is available and (ii) the Reserve Interest Rate.

“LIBOR Rate” shall mean, as of any date of determination, a rate per annum determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

              LIBOR

1 – Reserve Requirement

“LIBOR Transaction” shall mean any Transaction with respect to which the Pricing Rate is determined with reference to the LIBOR Rate.

“Loan” shall mean a whole loan, in each case secured by a Security Instrument and evidenced by a Note and all other Loan documents, all right, title and interest of Seller in and to any Property covered by the related Security Instrument and all related Servicing Rights.

“LTV” shall mean, with respect to any Eligible Loan or Loans, the ratio of the aggregate outstanding debt secured, directly or indirectly, by the related Eligible Properties, to the aggregate value of such Eligible Properties as determined by Buyer in its sole good faith discretion. For purposes of Buyer’s determination, (i) the value may be determined by reference to an Appraisal, discounted cash flow analysis or other commercially reasonable method and (ii) for the avoidance of doubt, Buyer may reduce value for any actual or potential risks (including risk of delay) posed by any liens on the related Eligible Properties.

“Manager Termination Event” shall have the meaning set forth in Section 12(t) of this Agreement.

“Margin Deficit” shall have the meaning specified in Section 4 of this Agreement.

“Market Value” shall mean, with respect to any Purchased Loan, the market value for such Purchased Loan, as determined by Buyer at the Applicable Standard of Discretion on each Business Day in accordance with this definition. For purposes of Section 4, as applicable, changes in the Market Value of a Purchased Loan shall be determined solely in relation to material positive or negative changes

(relative to Buyer’s initial underwriting or the most recent determination of Market Value in terms of the performance or condition of (i) the Properties indirectly securing the Purchased Loan or other collateral securing or related to the Purchased Loan, (ii) the Purchased Loan’s borrower (including obligors, guarantors, participants and sponsors) and the borrower on any underlying property or other collateral securing such Purchased Loan, (iii) the commercial real estate market relevant to the Properties and (iv) any actual risks posed by any liens or claims on the related Properties, (i) through (iv) taken in the aggregate. In addition, the Market Value for any Purchased Loan may be deemed by Buyer to be zero or such greater amount (in the Applicable Standard of Discretion) in the event any of the following occurs with respect to such Purchased Loan: (a) a negative change in Market Value to the extent resulting from a continuing material breach of a representation or warranty set forth on Exhibit V, other than (x) with respect to any MTM Representation and (y) as disclosed in the Exception Report delivered to Buyer on or prior to such Purchase Date (but without giving effect to any qualifications for Seller’s Knowledge); or (b) the Repurchase Date with respect to such Purchased Loan occurs without repurchase of such Purchased Loan.

Seller shall cooperate with Buyer in its determination of the Market Value of each Purchased Loan (including, without limitation, providing all information and documentation in the possession of Seller regarding such item of underlying collateral or otherwise required by Buyer).

“Material Adverse Effect” shall mean a material adverse effect on (i) the property, business, operations, financial condition or credit quality of Guarantor and Seller, taken as a whole, (ii) the ability of the Guarantor or Seller to perform its obligations under any of the Transaction Documents to which it is party, (iii) the validity or enforceability of any the Transaction Documents or (iv) the rights and remedies of Buyer under any of the Transaction Documents.

“Monthly Statement” shall mean, for each calendar month during which this Agreement shall be in effect, Seller’s or Servicer’s, as applicable, reconciliation in arrears of beginning balances, interest and principal paid to date and ending balances for each Purchased Loan, together with a certified written report describing (i) any developments or events with respect to such Purchased Loan that have occurred since the last Monthly Statement that are reasonably likely to have a Material Adverse Effect, (ii) any and all written modifications to any Purchased Loan Documents that have occurred since the last Monthly Statement, (iii) loan status, collection performance and any delinquency and loss experience with respect to any Purchased Loan, (iv) an update as to the expected disposition or sale of the Purchased Loans and (v) such other information as mutually agreed by Seller and Buyer, which report shall be delivered to Buyer for each calendar month during the term of this Agreement within ten (10) days following the end of each such calendar month.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“MTM Representation” shall mean the representations and warranties set forth as items 13, 23, 25 and 32 through 43 on Exhibit V of this Agreement.

“New Loan” shall mean an Eligible Loan that Seller proposes to sell to Buyer pursuant to a Transaction.

“Note” shall mean a note or other evidence of indebtedness of an Underlying Obligor secured by a Security Instrument.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean, as to any Person, a certificate of the chief executive officer, the chief financial officer, the president, any vice president or the secretary of such Person.

“Originated Loan” shall mean any loan that is an Eligible Loan originated by Seller or an Affiliate of Seller.

“Other Taxes”: shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that may arise from any payment made under any Repurchase Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Transaction Document, except (i) any such Taxes imposed with respect to an assignment, transfer or sale of participation or other interest in or with respect to the Repurchase Document and (ii) for the avoidance of doubt, any Excluded Taxes.

“Outside Date” shall have the meaning specified in Section 3(a) of this Agreement.

“Permitted Encumbrances” shall mean (a) liens for real property Taxes, ground rents, water charges, sewer rates and assessments not yet due and payable, or which are being contested in good faith in accordance with the Purchased Loan Documents, (b) liens arising by operation of law such as materialmen, mechanics, carriers, workmen, repairmen and similar liens, arising in the ordinary course of business which are discharged by payment, bonding or otherwise or which are being contested in good faith by the Property Owner in accordance with the related Purchased Loan Documents, (c) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, in the reasonable judgment of Seller, materially interferes with the current use of the related Property or the security intended to be provided by such Security Instrument or with the underlying obligor’s ability to pay its obligations when they become due or the value of the related Property, (d) liens and encumbrances set forth in the Title Policy with respect to such Purchased Loan and (e) rights of existing or future tenants as tenants only, pursuant to leases.

“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, unincorporated organization, or other entity, or a federal, state or local government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit or other plan that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

“Plan Assets” shall mean assets of any (i) employee benefit plan (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, (ii) plan (as defined in Section 4975(e)(l) of the Code) subject to Section 4975 of the Code, or (iii) governmental plan (as defined in Section 3(32) of ERISA) subject to any other federal, state or local laws, rules or regulations substantially similar to Title I of ERISA or Section 4975 of the Code.

“Pre-Existing Loans” shall mean any loan that is an Eligible Loan and is not an Originated Loan.

“Preliminary Approval” shall have the meaning specified in Section 3(b) of this Agreement.

“Preliminary Due Diligence Package” shall mean, with respect to any New Loan, the following due diligence information, to the extent applicable, relating to such New Loan to be provided by Seller to Buyer pursuant to this Agreement:

(i) Seller’s summary memorandum, among other things, outlining the proposed transaction, including potential transaction benefits and all material underwriting risks, anticipated exit strategies, underwriting models and all other characteristics of the proposed transaction that in the reasonable judgment of Seller a prudent buyer would consider material;

(ii) current rent roll, if applicable;

(iii) cash flow pro-forma, plus historical information, if available;

(iv) interest coverage ratios and Debt Yield Ratio;

(v) loan-to-value ratio;

(vi) Seller’s or any Affiliate’s relationship with the underlying borrower or any affiliate;

(vii) material third party reports, to the extent available and applicable, including:

(a) engineering and structural reports, each in form and prepared by consultants acceptable to Buyer;

(b) current Appraisal;

(c) Phase I environmental report (including asbestos and lead paint report) and, if applicable, Phase II or other follow-up environmental report if recommended in Phase I, each in form and prepared by consultants acceptable to Buyer;

(d) seismic reports, each in form and prepared by consultants acceptable to Buyer; and

(e) operations and maintenance plan with respect to asbestos containing materials, each in form and prepared by consultants reasonably to Buyer;

(viii) copies of documents evidencing such New Loan, or current drafts thereof, including, without limitation, underlying debt and security documents, guaranties, underlying borrower’s organizational documents, loan and collateral pledge agreements, and intercreditor agreements, as applicable;

(xi) to the extent applicable and available, insurance certificates or other evidence of insurance coverage evidencing the insurance required to be maintained with respect to any Eligible Properties pursuant to Section 3(c)(iv) hereof; and

(xii) analyses and reports with respect to such other matters concerning the New Loan as Buyer may reasonably require.

“Price Differential” shall mean, for each Pricing Period, with respect to any Transaction as of any date, the aggregate amount obtained by daily application of the Pricing Rate for such Transaction to the outstanding Purchase Price thereof, calculated on the basis of a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the date of determination (such aggregate amount to be reduced by any amount of such Price Differential paid by Seller to Buyer, prior to such date, with respect to such Transaction).

“Pricing Period” shall mean, for any Purchased Loan, (a) in the case of the first Remittance Date for such Purchased Loan, the period from the Purchase Date of such Purchased Loan to but excluding such Remittance Date, and (b) in the case of any subsequent Remittance Date, the one-month period commencing on and including the prior Remittance Date and ending on but excluding such Remittance Date; provided, that no Pricing Period shall end after the Repurchase Date for any Purchased Loan.

“Pricing Rate Determination Date” shall mean, (a) in the case of the first Pricing Period for a Purchased Loan, the related Purchase Date for such Purchased Loan, and (b) in the case of each subsequent Pricing Period for a Purchased Loan, the date that is two (2) Business Days prior to the Remittance Date on which such Pricing Period begins.

“Pricing Rate” shall mean, for any Pricing Period, with respect to any Transaction, an annual rate equal to the LIBOR Rate on such date plus the Applicable Spread for the related Purchased Loan (subject to adjustment and/or conversion as provided in Sections 3(k), 3(l), 3(n) and 3(o) of this Agreement).

“Principal Payment” shall mean, with respect to any Purchased Loan, any payment or prepayment of principal received in respect thereof (including insurance casualty or condemnation proceeds to the extent that such proceeds are not to be reserved, escrowed, readvanced or applied for the benefit of the Underlying Obligor or the related Property and to the extent that such proceeds are permitted by the terms of the Purchased Loan Documents to be applied to principal and which are, in fact, so applied). For purposes of clarification, prepayment premiums, fees or penalties shall not be deemed to be principal.

“Prohibited Person” means any Person subject to trade restrictions under any Federal Trade Embargo.

“Prohibited Transferee” means (i) with respect to any assignment, participation or sale of a portion (but not all) of Buyer’s rights and obligations under the Transaction Documents, any Person listed on Schedule 3-A hereto and any Affiliate of such Person and (ii) with respect to any assignment, participation or sale of all of Buyer’s rights and obligations under the Transaction Documents, any Person listed on Schedule 3-B hereto and any Affiliate of such Person.

“Property” shall mean the real property or properties securing, directly or indirectly, repayment of the debt evidenced by a Note or Notes.

“Property Owner” shall mean the owner of fee simple legal and equitable title to each Property.

“Purchase Date” shall mean, with respect to any Purchased Loan, the date on which such Purchased Loan is purchased by Buyer from Seller in connection with a Transaction.

“Purchase Percentage” shall mean eighty percent (80%).

“Purchase Price” shall mean, with respect to any Purchased Loan, the price at which such Purchased Loan is transferred by Seller to Buyer on the applicable Purchase Date; provided, however, that the Purchase Price as of any Purchase Date for any Purchased Loan shall be an amount (expressed in dollars) that does not exceed the lesser of (i) the Purchase Percentage times the lesser of (x) the outstanding principal amount of such Purchased Loan and (y) the Market Value of such Purchased Loan and (ii) the amount by which the Asset Base (after giving effect to the requested Transaction) exceeds the aggregate outstanding Purchase Price for all Purchased Loans (prior to giving effect to the requested Transaction).

“Purchase Term” shall mean, with respect to any Purchased Loan and any date of determination, the applicable period from the Purchase Date for such Purchased Loan to such date of determination.

“Purchased Loan” shall mean (i) with respect to any Transaction, the Eligible Loans sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Loans sold by Seller to Buyer.

“Purchased Loan Documents” shall mean, with respect to a Purchased Loan, the documents comprising the Purchased Loan File for such Purchased Loan.

“Purchased Loan File” shall mean the documents specified as the “Purchased Loan File” in Section 7(b) of this Agreement, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Purchased Loan Information” shall mean, with respect to each Purchased Loan, the information set forth in Schedule 2 attached hereto.

“Purchased Loan Schedule” shall mean a schedule of Purchased Loans, together with the Purchased Loan Information for each such loan attached to each Trust Receipt and Custodial Delivery Certificate delivered in accordance with the Custodial Agreement.

“Qualified Transferee” means a bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, real estate company, investment fund or an institution substantially similar to any of the foregoing, provided in each case such Person has total assets (in name or under management) in excess of $650,000,000 and capital/statutory surplus or shareholder’s equity in excess of $250,000,000, or any entity that is an Affiliate of an entity that satisfies the foregoing criteria.

“Quarterly Report” shall mean, for each fiscal quarter during which this Agreement shall be in effect, Seller’s or Servicer’s, as applicable, certified written report summarizing (with a separate cover sheet for each Purchased Loan or, in the case of a Purchased Loan secured (directly or indirectly) by a portfolio of Properties, a cover sheet for such portfolio on a consolidated basis), with respect to the Properties securing each Purchased Loan (or, in the case of a Purchased Loan secured (directly or indirectly) by a portfolio of Properties, such information on a consolidated basis), the net operating income, debt service coverage, occupancy, in each case, to the extent received by Seller, and such other information as mutually agreed by Seller and Buyer, which report shall be delivered to Buyer for each fiscal quarter during the term of this Agreement within forty-five (45) days following the end of each such fiscal quarter.

“Rating Agency” shall mean any of Fitch, Moody’s, Standard & Poor’s and DBRS.

“Reference Banks” shall mean any leading banks selected by Buyer which are engaged in transactions in Eurodollar deposits in the international Eurocurrency market with an established place of business in London.

“Register” shall have the meaning specified in Section 17(c) hereof.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“Remittance Date” shall mean the seventeenth (17th) calendar day of each month, or the next succeeding Business Day, if such calendar day shall not be a Business Day.

“Repurchase Assets” shall have the meaning specified in Section 6(a) hereof.

“Repurchase Date” shall mean, with respect to any Purchased Loan, the date that is the earliest to occur of the following: (a) the Facility Termination Date, (b) the maturity date of such Purchased Loan, (c) the date otherwise specified in the related Confirmation, or (d) if applicable, the related Early Repurchase Date or Accelerated Repurchase Date.

“Repurchased Loan” shall mean any Purchased Loan that has been repurchased by Seller pursuant to the terms hereof.

“Repurchase Price” shall mean, with respect to any Purchased Loan as of any date, the price at which such Purchased Loan is to be transferred from Buyer to Seller upon termination of the related Transaction; in each case, such price shall equal the sum of the Purchase Price of such Purchased Loan, the accrued and unpaid Price Differential with respect to such Purchased Loan and all other amounts then due and payable under the Transaction Documents as of the date of such determination, minus all Income and other cash actually received by Buyer in respect of such Purchased Loan and applied towards the Repurchase Price and/or Price Differential pursuant to this Agreement.

“Required Manager Termination Event” shall mean the occurrence of any event that gives rise to any right of the lender pursuant to any Purchased Loan Documents to terminate any property manager, asset manager or other similar manager responsible for the operation and management of the Properties as a result of (i) for “cause”, meaning fraud, gross negligence, willful misconduct, misappropriation of funds or moral turpitude by such manager, (ii) if any bankruptcy or other insolvency action shall have been commenced against such manager, (iii) if there occurs a material breach under the applicable management agreement or assignment of management agreement in favor of such lender, (iv) if such manager shall have violated any civil or criminal law or regulation; or (v) if such manager shall be suspended or otherwise prohibited by any federal, state or local housing authority or other governmental authority from participation or eligibility to participate in any program that is necessary in connection with such manager’s performance of its obligations under the applicable management agreement.

“Requirement of Law” shall mean any law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other governmental authority whether now or hereafter enacted or in effect.

“Reserve Interest Rate” shall mean with respect to any LIBOR determination date, the rate per annum that Buyer determines to be either (i) the arithmetic mean (rounded to the nearest whole multiple of 1/100%) of the one-month or overnight U.S. dollar lending rates (as applicable) which New York City banks selected by Buyer are quoting on the relevant LIBOR determination date to the principal London offices of leading banks in the London interbank market or (ii) in the event that Buyer can determine no such arithmetic mean, the lowest one-month or overnight U.S. dollar lending rate (as applicable) which New York City banks selected by Buyer are quoting on such LIBOR determination date to leading European banks.

“Reserve Requirement” shall mean, with respect to any date of determination, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such date (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board of Governors) maintained by Buyer.

“Security Instrument” shall mean each security agreement or other instrument creating a valid and enforceable first lien on a first priority ownership interest in any Underlying Collateral.

“Seller” shall have the meaning specified in the introductory paragraph of this Agreement.

“Servicer” shall mean Midland Loan Services, a division of PNC Bank, National Association or any successor Servicer appointed by Buyer and reasonably acceptable to Seller.

“Servicing Acknowledgement” means that certain Servicing Acknowledgement and Irrevocable Instruction Letter, dated as of April 25, 2014, from Buyer and acknowledged and agreed to by Servicer and Seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Servicing Agreement” means that certain Servicing Agreement, dated as of April 25, 2014, between Seller and Servicer, as the same may be amended, supplemented or otherwise modified from time to time.

“Servicing Records” shall have the meaning specified in Section 22(b) of this Agreement.

“Servicing Rights” means contractual, possessory or other rights of Seller and/or Servicer to administer or service any Purchased Loans (or to possess any Servicing Records relating thereto), including: (i) the rights to service the Purchased Loans; (ii) the right to receive compensation (whether direct or indirect) for such servicing, including the right to receive and retain the related servicing fee and all other fees with respect to such Purchased Loans; and (iii) all rights, powers and privileges incidental to the foregoing, together with all Servicing Records relating thereto.

“Side Letter Agreement” shall mean that certain side letter agreement, dated the date hereof, between Buyer and Seller, as the same may be amended, supplemented or otherwise modified from time to time.

“Significant Modification” shall mean (i) any material extension, amendment, waiver, termination, rescission, cancellation, release, subordination or other modification to the terms of, or any collateral, guaranty or indemnity for, any Purchased Loan or Purchased Loan Document, or (ii) the foreclosure or exercise of any material right or remedy by the holder of any Purchased Loan or Purchased Loan Document.

“Single Purpose Entity” shall have the meaning specified in Exhibit VI.

“Solvent” shall mean with respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time: (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c)such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, Inc., a division of the McGraw Hill Companies Inc.

“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Supplemental Due Diligence Package” shall mean, with respect to any New Loan, information or deliveries concerning such New Loan that Buyer shall reasonably request in addition to the Preliminary Due Diligence Package, including, without limitation, a credit approval memorandum representing the final terms of the underlying transaction, a loan-to-value ratio computation and a final Debt Yield Ratio computation for such New Loan.

“Survey” shall mean a certified ALTA/ACSM (or applicable state standards for the state in which a Property is located) survey of a Property prepared by a registered independent surveyor and in form and content reasonably satisfactory to Buyer and the company issuing the Title Policy for such Property.

“Table Funded Purchased Loan” shall mean a Purchased Loan which is sold to Buyer simultaneously with the origination or acquisition thereof, which origination or acquisition is financed with the Purchase Price, pursuant to Seller’s request, paid directly to a title company or other settlement agent, in each case, approved by Buyer, for disbursement in connection with such origination or acquisition. A Purchased Loan shall cease to be a Table Funded Purchased Loan after the Custodian has delivered a Trust Receipt to Buyer certifying its receipt of the Purchased Loan File therefor.

“Tangible Net Worth” has the meaning set forth in the Guaranty.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.

“Title Policy” shall have the meaning specified in paragraph 33 of Exhibit V.

“Transaction” shall have the meaning specified in Section 1 of this Agreement.

“Transaction Conditions Precedent” shall have the meaning specified in Section 3(e) of this Agreement.

“Transaction Costs” shall have the meaning specified in Section 20(b) of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, the Blocked Account Agreement, the Custodial Agreement, the Fee Letter, the Guaranty, all Transfer Documents, all Confirmations executed pursuant to this Agreement in connection with specific Transactions and all other documents executed in connection herewith and therewith.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Loan to Buyer in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Transfer Documents” shall mean, with respect to any Purchased Loan, all applicable documents described in Section 7(b) of this Agreement pursuant to which all of Seller’s right, title and interest in such Purchased Loan is transferred to Buyer in accordance with the terms of this Agreement.

“Trust Receipt” shall mean a trust receipt issued by the Custodian or the Bailee, as applicable, to Buyer confirming the Bailee’s or the Custodian’s, as applicable, possession of certain Purchased Loan Files that are the property of and held by the Bailee or the Custodian, as applicable, on behalf of Buyer (or any other holder of such trust receipt) in the form required under the Custodial Agreement or the Bailee Agreement.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, with respect to perfection or the effect of perfection or non-perfection, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

“Underlying Collateral” shall mean the equity interests held by an Underlying Obligor in each Property Owner and all other collateral (including, without limitation, any master lease agreement) securing repayment of the debt evidenced by a Note or Notes.

“Underlying Obligor” shall mean the obligor on a Note, the grantor of the related equity pledge and the owner of the related Property.

“United States Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Section 3(o) hereof.

(b) The following rules of this Section 2(b) apply unless the context requires otherwise. The singular includes the plural and conversely. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. A reference to a party to this Agreement or another agreement or document includes the party’s successors, substitutes or assigns permitted by the Transaction Documents. A reference to an agreement or document is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited by any Transaction Document. A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or reenactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it. A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form. A reference to conduct includes an omission, statement or undertaking, whether or not in writing. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise. The word “including” is not limiting and means “including without limitation.” The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. A reference to any time means New York time. This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms. A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form. Whenever a Person is required to provide any document to Buyer hereunder, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion. Reference herein or in any other Transaction Document to Buyer’s discretion, shall mean, unless otherwise expressly stated herein or therein, Buyer’s sole and absolute discretion, and the exercise of such discretion shall be final and conclusive. In addition, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto shall be in the sole and absolute discretion of Buyer and such decision shall be final and conclusive, except as may be otherwise specifically provided herein.

(c) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries, except that such determinations and financial computations with respect to any Person shall only include joint ventures and other Persons, whether or not such joint ventures and other Persons would be consolidated in accordance with GAAP, to the extent of such Person’s proportionate share of the equity and results of operations of such joint venture or other Person.

3.	INITIATION; CONFIRMATION; TERMINATION; FEES

(a) Seller may, from time to time, prior to October 25, 2014 (the “Outside Date”), request that Buyer enter into a Transaction with respect to one or more New Loans. Seller shall initiate each request by submitting a Preliminary Due Diligence Package for Buyer’s review and approval in Buyer’s sole discretion. Notwithstanding anything to the contrary herein, Buyer shall have no obligation to consider for purchase any New Loan if, immediately after the purchase of such New Loan, the Aggregate Repurchase Price (including the proposed Purchase Price of such New Loan) would exceed the Facility Amount. Buyer and its representatives shall have the right to review all New Loans proposed to be sold to Buyer in any Transaction and to conduct its own due diligence investigation of such New Loans as Buyer determines is necessary in Buyer’s sole discretion. Notwithstanding any provision to the contrary herein or any other Transaction Document, Buyer shall be entitled to make a determination, in its sole discretion, whether a New Loan qualifies as an Eligible Loan or whether to reject any New Loan proposed to be sold to Buyer by Seller.

(b) Upon Buyer’s receipt of a Preliminary Due Diligence Package with respect to a New Loan, Buyer shall have the right to request a Supplemental Due Diligence Package to evaluate such New Loan. Upon Buyer’s receipt of such Supplemental Due Diligence Package or Buyer’s waiver thereof,

Buyer shall, within five (5) Business Days, either (i) notify Seller of Buyer’s intent to proceed with the Transaction and of its determination with respect to the Purchase Price and the Market Value for the related New Loan (such notice, a “Preliminary Approval”) or (ii) deny, in Buyer’s sole discretion, Seller’s request for the applicable Transaction. Buyer’s failure to respond to Seller within five (5) Business Days, as applicable, shall be deemed to be a denial of Seller’s request to enter into the proposed Transaction, unless Buyer and Seller have agreed otherwise in writing.

(c) Upon Seller’s receipt of Buyer’s Preliminary Approval with respect to a Transaction, Seller shall, if Seller desires to enter into such Transaction with respect to the related New Loan upon the terms set forth by Buyer in its Preliminary Approval, deliver the documents set forth below in this Section 3(c) with respect to each New Loan and related Eligible Property or Properties (to the extent not already delivered in the Preliminary Due Diligence Package or in the Supplemental Due Diligence Package) as a condition precedent to Buyer’s Final Approval and issuance of a Confirmation, all in a manner and/or form satisfactory to Buyer in its sole discretion and pursuant to documentation satisfactory to Buyer in its sole discretion:

(i) Delivery of Purchased Loan Documents. Seller shall deliver to Buyer: (A) with respect to any New Loan that is a Pre-Existing Loan, copies of the Purchased Loan Documents, except for such Purchased Loan Documents that were not in Seller’s possession; and (B) with respect to any New Loan that is an Originated Loan, drafts of the Purchased Loan Documents.

(ii) Environmental and Engineering. To the extent in Seller’s possession, Buyer shall have received a “Phase I” (and if recommended by the Phase I, a Phase “II”) environmental report, an asbestos survey, if applicable, and an engineering report, each in form reasonably satisfactory to Buyer, by an engineer and environmental consultant, approved by Buyer in its reasonable discretion.

(iii) Appraisal. If obtained by Seller, Buyer shall have received either an Appraisal or a Draft Appraisal of the related Eligible Properties. If Buyer receives only a Draft Appraisal prior to entering into a Transaction, Seller shall use its best efforts to deliver an Appraisal on or before thirty (30) days after the Purchase Date.

(iv) Insurance. Buyer shall have received certificates or other evidence of insurance detailing insurance coverage in respect of the related Eligible Properties of types (including but not limited to casualty, general liability and terrorism insurance coverage), in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in the Purchased Loan Documents and otherwise reasonably satisfactory to Buyer. Such certificates or other evidence shall indicate that Seller (or as to a New Loan that is a Participation Interest, the lead lender on the related whole loan in which Seller is a participant) will be named as an additional insured as its interest may appear and shall contain a loss payee endorsement in favor of such additional insured with respect to the policies required to be maintained under the Purchased Loan Documents.

(v) Opinions of Counsel. Buyer shall have received copies of all legal opinions delivered with respect to the New Loan (which shall include a non-consolidation opinion, if applicable) that shall be in form and substance reasonably satisfactory to Buyer; provided that Seller may deliver drafts of such opinions if such New Loan is being originated concurrently with the transfer to Buyer and shall deliver final, executed copies of such legal opinions on the Purchase Date of such New Loan.

(vi) Title Policy. To the extent in Seller’s possession, Seller shall have delivered to Buyer the Title Policy for each Property in connection with such Eligible Loan.

(vii) Additional Real Estate Matters. To the extent obtained by Seller, Seller shall have delivered to Buyer such other real estate related certificates and documentation as may have been reasonably requested by Buyer, such as certificates of occupancy issued by the appropriate Governmental Authority and either letters certifying that the related Eligible Properties are in compliance with all applicable zoning laws issued by the appropriate Governmental Authority, a zoning report in form and prepared by a zoning consultant satisfactory to Buyer or evidence that the related Title Policy includes a zoning endorsement.

(viii) Exception Report. Seller shall have delivered to Buyer a written report of any exceptions to the representations and warranties in Exhibit V attached hereto (an “Exception Report”).

(ix) Other Documents. Buyer shall have received such other documents in Seller’s possession as Buyer shall reasonably deem to be necessary.

Within five (5) Business Days of Seller’s delivery of the documents and materials contemplated in clauses (i) through (ix) above, Buyer shall in its sole discretion either (A) notify Seller that Buyer has not approved the New Loan or (B) notify Seller that Buyer agrees to purchase the New Loan, subject to satisfaction (or waiver by Buyer) of the Transaction Conditions Precedent (a “Final Approval”) set forth in Section 3(e) below. Buyer’s failure to respond to Seller within five (5) Business Days shall be deemed to be a denial of Seller’s request that Buyer purchase the New Loan, unless Buyer and Seller have agreed otherwise in writing.

(d) Subject to satisfaction of the Transaction Conditions Precedent, Buyer shall deliver to Seller a written confirmation of its Final Approval in the form of Exhibit I attached hereto with respect to a proposed Transaction (a “Confirmation”); provided that, unless otherwise agreed by Seller, Buyer shall deliver a separate Confirmation with respect to each New Loan that will be the subject of a Transaction. Each Confirmation shall be deemed to be incorporated herein by reference with the same effect as if set forth herein at length.

(e) Provided that each of the Transaction Conditions Precedent set forth in this Section 3(e) have been satisfied (or waived by Buyer in its sole discretion), and subject to Seller’s rights under Section 3(f) hereof, Buyer shall transfer the Purchase Price to Seller with respect to each New Loan for which it has issued a Confirmation on the Purchase Date specified in such Confirmation, and the related New Loan shall be concurrently transferred by Seller to Buyer or its nominee. For purposes of this Section 3(e), the conditions precedent to any proposed Transaction (“Transaction Conditions Precedent”) shall be satisfied with respect to such proposed Transaction if:

(1) no Default, Event of Default or Margin Deficit shall have occurred and be continuing as of the Purchase Date for such proposed Transaction;

(2) Guarantor shall have delivered to Buyer a true and accurate Financial Covenant Compliance Certificate within sixty (60) days of Guarantor’s most recently ended fiscal quarter;

(3) Seller shall have delivered to Buyer an Officer’s Certificate of Seller certifying that the representations and warranties made by Seller in this Agreement are true and correct in all material respects as of the Purchase Date for such Transaction (except such representations which by their terms speak as of a specified date and subject to any exceptions disclosed to Buyer in an Exception Report prior to issuance of the Confirmation by Buyer);

(4) Buyer shall have (A) determined, in accordance with the applicable provisions of Section 3(a) of this Agreement that the New Loan proposed to be sold to Buyer by Seller in such Transaction is an Eligible Loan (including, without limitation, by satisfactory review of such New Loan by Buyer’s outside counsel) and (B) obtained internal credit approval for the inclusion of such New Loan as a Purchased Loan in a Transaction;

(5) the applicable Purchased Loan File described in Section 7(b) of this Agreement shall have been delivered to Custodian or Bailee, and Buyer shall have received a Trust Receipt from Custodian or Bailee with respect to such Purchased Loan File;

(6) Seller shall have delivered to each Underlying Obligor or obligor or related servicer or lead lender under any Purchased Loan a direction letter in accordance with Section 5(a) of this Agreement unless such Underlying Obligor or obligor or related servicer or lead lender is already remitting payments to the Servicer whereupon Seller shall direct the Servicer to remit all such amounts into the Blocked Account in accordance with Section 5(a) of this Agreement and to service such payments in accordance with the provisions of this Agreement;

(7) Seller shall have paid to Buyer (i) any fees then due and payable under the Fee Letter and (ii) any unpaid Transaction Costs in respect of such Purchased Loan due and owing by Seller (which amounts and fees described in the foregoing subclauses (i) and (ii), at Seller’s option, may be held back from funds remitted to Seller by Buyer on the Purchase Date);

(8) such New Loan shall not be a Delinquent Loan or a Defaulted Loan as of the Purchase Date;

(9) Buyer shall have received true and complete copies of fully executed originals of all Transfer Documents;

(10) [reserved];

(11) no Material Adverse Effect shall have occurred and be continuing; and

(12) there shall not have occurred

(i) (a) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions, or (b) a general suspension of trading on major stock exchanges, or (c) a disruption in or moratorium on commercial banking activities or securities settlement services; or

(ii) (a) an event or events in the determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by commercial mortgage loans, or (b) an event or events shall have occurred resulting in the Buyer not being able to finance Eligible Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been commercially reasonable prior to the occurrence of such event or events.

(f) Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby unless objected to in writing by Seller no more than two (2) Business Days after the date such Confirmation is received by Seller. An objection sent by Seller with respect to any Confirmation must state specifically that the writing is an objection, must specify the provision(s) of such Confirmation being objected to by Seller, must set forth such provision(s) in the manner that Seller believes such provisions should be stated, and must be received by Buyer no more than two (2) Business Days after such Confirmation is received by Seller. Buyer, in its sole discretion, may issue another Confirmation addressing Seller’s objections or may elect not to proceed with the proposed Transaction.

(g) Seller shall be entitled to terminate a Transaction on demand, and repurchase the related Purchased Loan on any Business Day prior to the applicable Repurchase Date (an “Early Repurchase Date”); provided, however, that:

(i) no Default, Event of Default or Margin Deficit shall be continuing or would occur or result from such early repurchase, unless, in the case of a Default or Margin Deficit, otherwise cured in connection with such repurchase;

(ii) Seller notifies Buyer in writing, no later than three (3) Business Days prior to the Early Repurchase Date, of its intent to terminate such Transaction and repurchase the related Purchased Loan; and

(iii) Seller shall pay to Buyer on the Early Repurchase Date an amount equal to the sum of the Repurchase Price for such Transaction, the Early Repurchase Fee (to the extent such Early Repurchase Fee is payable pursuant to the Fee Letter), all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement (including, without limitation, Sections 3(m), 3(n) and 3(o) of this Agreement, if any) with respect to such Transaction against transfer to Seller or its agent of the related Purchased Loan.

(h) On the Repurchase Date (or the Early Repurchase Date, as applicable), termination of the applicable Transactions will be effected by transfer to Seller or, if requested by Seller, its designee of the related Purchased Loans, and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Section 4 or Section 5 hereof) against the simultaneous transfer of the Repurchase Price, all Transaction Costs and any other amounts payable by Seller and outstanding under this Agreement (including without limitation, Sections 3(m), 3(n) and 3(o) of this Agreement, if any) to an account of Buyer.

(i) So long as no Event of Default or monetary or material non-monetary Default has occurred and is then continuing, the Repurchase Price with respect to one or more Purchased Loans may be paid in part at any time upon two (2) Business Days prior written notice from Seller to Buyer; provided, however, that any such payment shall be accompanied by an amount representing accrued Price Differential with respect to such Purchased Loan(s) on the amount of such payment and all other amounts then due under the Transaction Documents. Each partial payment of the Repurchase Price that is voluntary (as opposed to mandatory under the terms of this Agreement) shall be in an amount of not less than One Hundred Thousand Dollars ($100,000.00).

(j) [RESERVED]

(k) If (i) Buyer shall have reasonably determined (which determination shall be conclusive and binding upon Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate, or (ii) the LIBOR

Rate determined or to be determined will not adequately and fairly reflect the cost to Buyer (as reasonably determined by Buyer) of making or maintaining Transactions, Buyer shall give notice thereof to Seller as soon as practicable thereafter. If such notice is given, the Pricing Rate with respect to the Transaction until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the sum of (i) the Federal Funds Rate, plus (ii) 0.25% plus (iii) the Applicable Spread (the “Alternative Rate”).

(l) Notwithstanding any other provision herein, if, after the date of this Agreement, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect LIBOR Transactions as contemplated by the Transaction Documents, (i) the commitment of Buyer hereunder to enter into new LIBOR Transactions and to continue LIBOR Transactions as such shall forthwith be canceled, and (ii) the LIBOR Transactions then outstanding shall be converted automatically to Alternative Rate Transactions.

(m) Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any net actual out-of-pocket loss or expense (not to include any indirect or consequential damages including, without limitation, any lost profit or opportunity) (including, without limitation, reasonable out-of-pocket attorneys’ fees and disbursements) that Buyer actually sustains or incurs as a direct result of (i) a default by Seller in terminating any Transaction after Seller has given a notice in accordance with Section 3(g) of a termination of a Transaction, (ii) any payment of all or any portion of the Repurchase Price, as the case may be, on any day other than a Remittance Date (including, without limitation, any such loss or expense arising from the reemployment of funds obtained by Buyer to maintain Transactions hereunder or from fees payable to terminate the deposits from which such funds were obtained, provided that Seller shall not be obligated to reimburse Buyer for the incremental cost of reemploying funds or terminating deposits that arise solely as a result of Buyer’s depositing funds or employing funds at a rate calculated other than by reference to LIBOR) or (iii) Seller’s failure to sell Eligible Loans to Buyer after Seller has notified Buyer of a proposed Transaction and prior to such failure Buyer has given a Final Approval to purchase such Eligible Loans in accordance with the provisions of this Agreement.

(n) If Buyer shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding reserve, special deposit or similar requirements relating to extensions of credit or other assets of Buyer or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding such requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to such requirements) by an amount deemed by Buyer to be material, then from time to time, within seven (7) Business Days after submission by Buyer to Seller of a written request therefor, Seller shall pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction. A certificate setting forth in reasonable detail the calculation of any additional amounts payable pursuant to this Section 3(n) shall be submitted by Buyer to Seller and shall be conclusive and binding upon Seller in the absence of manifest error. With respect to any increased cost payable or reduced amount receivable by Buyer, this covenant shall survive for a period of nine (9) months from the date of the incurrence of such increased costs or reduced amount receivable and Seller shall have no further obligation hereunder with respect to such increased costs or reduced amount.

(o) Any and all payments by or on account of any obligation of Seller under this Agreement shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made, Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made. Seller shall timely pay, without duplication, any Other Taxes (i) imposed on Seller to the relevant Governmental Authority in accordance with Requirements of Law, and (ii) imposed on Buyer, as the case may be, upon written notice from such Person setting forth in reasonable detail the calculation of such Other Taxes. As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 3(o), Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(p) (i) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under the Transaction Documents, Buyer shall deliver to Seller, prior to becoming a party to this Agreement, and at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3(p)(ii)(A), Section 3(p)(ii)(B) and Section 3(p)(ii)(D) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would be illegal, would subject Buyer to any material unreimbursed cost or expense or would otherwise materially prejudice the legal or commercial position of Buyer; provided, that, Buyer shall deliver a written statement explaining in reasonable detail any such determination not to provide necessary documentation to Seller.

(ii) Without limiting the generality of the foregoing,

(A) if Buyer is a United States person, it shall deliver to Seller on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W-9 (or any successor form) certifying that Buyer is exempt from U.S. federal backup withholding tax;

(B) if the Buyer is not a United States person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter when previously delivered certification expires or becomes obsolete, or otherwise upon the reasonable request of Seller), whichever of the following is applicable:

(1) in the case of a Buyer that is claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments characterized as interest for U.S. tax purposes under any Transaction Document, executed originals of IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI (or any successor form);

(3) in the case of a Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Buyer is a partnership and one or more direct or indirect partners of such Buyer are claiming the portfolio interest exemption, such Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) if Buyer is not a United States person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D) if a payment made to Buyer under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(q) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3 (including by the payment of additional amounts pursuant to this Section 3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3 with respect to the Taxes giving rise to such refund), net of all out of pocket costs and expenses (including Taxes) of such indemnified party. Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3(q) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3(q), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3(q) the payment of which would place the indemnified party in a less favorable net after Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(r) If any of the events described in Section 3(k), Section 3(l), Section 3(n) or Section 3(o) result in Buyer’s election to use the Alternative Rate or Buyer’s request for additional amounts or the condition set forth in Section 3(e)(12) is not met at any time,, then Seller shall have the option to notify Buyer in writing of its intent to terminate this Agreement and all of the Transactions and repurchase all of the Purchased Loans no later than two (2) Business Days after such notice is given to Buyer, and such repurchase by Seller shall be conducted pursuant to and in accordance with Section 3(g). The election by Seller to terminate the Transactions in accordance with this Section 3(q) shall not relieve Seller for liability with respect to any additional amounts or increased costs actually incurred by Buyer prior to the actual repurchase of the Purchased Loans.

(s) From and after the Facility Termination Date, Buyer shall have no further obligation to purchase any New Loans. On the Facility Termination Date, Seller shall be obligated to repurchase all of the Purchased Loans and transfer payment of the Repurchase Price for each such Purchased Loan, together with the accrued and unpaid Price Differential and all Transaction Costs and other amounts due and payable to Buyer hereunder. Following the Facility Termination Date, Buyer shall not be obligated to transfer any Purchased Loans to Seller until payment in full to Buyer of all amounts due hereunder.

4.	MANDATORY PAYMENT OR DELIVERY OF ADDITIONAL ASSETS

Buyer may determine and re-determine the Asset Base on any Business Day and on as many Business Days as it may elect. If at any such time the Aggregate Repurchase Price of the Purchased Loans is greater than the Asset Base as determined by Buyer in accordance with this Agreement and notified to Seller on any Business Day (a “Margin Deficit”), then Seller shall, no later than one (1) Business Day after receipt of such notice delivered by Buyer before 5:00 p.m. EST on a Business Day, or if delivered after 5:00 p.m. EST, no later than two (2) Business Days after receipt of such notice, deliver to Buyer cash in an amount sufficient to reduce the Aggregate Repurchase Price to an amount equal to the Asset Base as re-determined by Buyer after giving effect to the delivery of cash or additional collateral by Seller to Buyer pursuant to this Section 4. Any cash delivered to Buyer pursuant to this Section 4 shall be applied by Buyer to reduce the Repurchase Price of each Purchased Loan in such manner as shall be determined by Buyer in its sole discretion.

5.	INCOME PAYMENTS AND PRINCIPAL PAYMENTS

(a) On or before the date hereof, Seller and Buyer shall establish and maintain with the Depository Bank a deposit account in the name of Seller and under the sole control of Buyer with respect to which the Blocked Account Agreement shall have been executed (such account, together with any replacement or successor thereof, the “Blocked Account”). Seller shall cause all Income with respect to the Purchased Loans or cash delivered under Section 4 to be deposited in the Blocked Account. In furtherance of the foregoing, Seller shall cause Servicer to remit to the Blocked Account all Income received in respect of the Purchased Loans within one (1) Business Day of receipt. All Income in respect of the Purchased Loans, which may include payments in respect of associated Hedging Transactions, shall be deposited directly into, or, if applicable, remitted directly from the applicable underlying collection account to, the Blocked Account.

(b) Unless an Event of Default shall have occurred and be continuing, (i) on each Remittance Date, all Income (other than Principal Payments) on deposit in the Blocked Account in respect of the Purchased Loans and the associated Hedging Transactions and (ii) on the next succeeding Business Day following the receipt of any Principal Payments in the Blocked Account in respect of the Purchased Loans, shall be applied as follows:

(i) first, to Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Remittance Date;

(ii) second, to Buyer, all Transaction Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

(iii) third, if a Principal Payment in respect of any Purchased Loan has been made during such Collection Period, to Buyer, an amount equal to the greater of (i) the product of the amount of such Principal Payment multiplied by the Purchase Percentage and (ii) such greater amount, such that after giving effect to such payment of the applicable Repurchase Price, the Aggregate Repurchase Price of the Purchased Loans is equal to the Asset Base, as determined by Buyer after giving effect to such payment; and

(iv) fourth, to Seller the remainder, if any.

If, on any Remittance Date, the amounts deposited in the Blocked Account shall be insufficient to make the payments required under clauses (i) through (iii) of this Section 5(b), and Seller does not otherwise make such payments on such Remittance Date, the same shall constitute an Event of Default hereunder.

(c) If an Event of Default shall have occurred and be continuing, all Income on deposit in the Blocked Account in respect of the Purchased Loans and the associated Hedging Transactions shall be applied on the Business Day next following the Business Day on which such funds are deposited in the Blocked Account as follows:

(i) first, to Buyer, an amount equal to the Price Differential which has accrued and is outstanding in respect of the Transactions as of such Business Day;

(ii) second, to Buyer, all Transaction Costs and all other amounts payable by Seller and outstanding hereunder and under the other Transaction Documents (other than the Repurchase Price);

(iii) third, to Buyer, an amount equal to the Aggregate Repurchase Price of the Purchased Loans, until the Aggregate Repurchase Price for all of the Purchased Loans has been reduced to zero; and

(iv) fourth, to Seller the remainder, if any.

(d) If at any time during the term of any Transaction any Income is distributed to Seller with respect to the related Purchased Loan or Seller has otherwise received such Income and has made a payment in respect of such Income to Buyer pursuant to this Section 5, and for any reason such amount is required to be returned by Buyer to an obligor under such Purchased Loan (either before or after the Repurchase Date), Buyer may provide Seller with notice of such required return, and Seller shall pay the amount of such required return to Buyer by 11:00 a.m., New York time, on the Business Day following Seller’s receipt of such notice.

(e) Subject to the other provisions hereof, Seller shall be responsible for all Transaction Costs in respect of any Purchased Loans to the extent it would be so obligated if the Purchased Loans had not been sold to Buyer.

(f) All distributions made to Buyer and/or Seller shall be made pursuant to the wiring instructions set forth on Annex I hereto or pursuant to such other instructions as Buyer and/or Seller may provide from time to time pursuant to written instructions; provided, however, that no such other written instruction of from Seller shall be effective unless signed by two (2) officer’s of Seller (and neither Buyer nor Servicer shall have any liability for failure to comply with any written instructions of Seller which are not signed by two (2) officer’s of Seller).

6.	CAUTIONARY SECURITY INTEREST

(a) Buyer and Seller intend that all Transactions hereunder be sales to Buyer of the Purchased Loans for all purposes (other than for U.S. Federal, state and local income or franchise Tax purposes) and not loans from Buyer to Seller secured by the Purchased Loans. However, in the event that any Transaction is deemed to be a loan, Seller hereby pledges to Buyer as security for the performance by Seller of its obligations under the Transactions and the Transaction Documents and hereby grants to Buyer a first priority security interest in all of Seller’s right, title and interest in and to (i) all of the Purchased Loans (including, for the avoidance of doubt, all security interests, mortgages and liens on personal or real property securing the Purchased Loans) and related Servicing Rights, (ii) the Blocked Account and all amounts and property from time to time on deposit therein, (iii) all Income from the Purchased Loans, (iv) all insurance policies and insurance proceeds relating to any Purchased Loan or the related Eligible Property, (v) all “general intangibles”, “accounts” and “chattel paper” as defined in the UCC relating to or constituting any and all of the foregoing, (vi) all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to, any and all of the foregoing, and (viii) any other property, rights, title or interests as are specified in the Confirmation and/or the Trust Receipt, the Purchased Loan Schedule or exception report with respect to the foregoing in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

(b) With respect to the security interest in the Repurchase Assets granted in Section 6(a) hereof, and with respect to the security interests granted in Section 6(c), Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and any other applicable law and shall have the right to apply the Repurchase Assets or proceeds therefrom to the obligations of Seller under the Transaction Documents. In furtherance of the foregoing, (i) Buyer, at Seller’s sole cost and expense, shall cause to be filed as a protective filing with respect to the Repurchase Assets and as a UCC filing with respect to the security interests granted in Section 6(c) one or more UCC financing statements in form satisfactory to Buyer (to be filed in the filing office indicated therein), in such locations as may be necessary to perfect and maintain perfection and priority of the outright transfer (including under Section 22 of this Agreement) and the security interest granted hereby and, in each case, continuation statements and any amendments thereto (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall, from time to time, at its own expense, deliver and cause to be duly filed all such further filings, instruments and documents and take all such further actions as may be necessary or desirable or as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the outright transfer of the Purchased Loans and the security interest granted hereunder in the Repurchase Assets and the rights and remedies of Buyer with respect to the Repurchase Assets (including under Section 22 of this Agreement) (including the payments of any fees and Taxes required in connection with the execution and delivery of this Agreement). Seller hereby authorizes Buyer to file such financing statement or statements relating to the Purchased Assets (including a financing statement describing the collateral as “all assets of the debtor” or such other super-generic description thereof as Buyer may determine) without Seller’s signature thereon as Buyer, at its option, may deem appropriate.

(c) Seller hereby pledges to Buyer, as security for the performance by Seller of its obligations under all Transactions, Seller’s rights under all Hedging Transactions relating to Purchased Loans entered into by Seller and all proceeds thereof. Seller shall take all action as is necessary or desirable to obtain consent to assignment of any such Hedging Transaction to Buyer and shall use commercially reasonable efforts to cause the counterparty under each such Hedging Transaction to enter into such document or instrument satisfactory to Buyer, Seller and such counterparty, pursuant to which such counterparty will covenant and agree to accept notice from Buyer to redirect payments under such Hedging Transaction as Buyer may direct.

(d) In connection with the repurchase by Seller of any Purchased Loan in accordance herewith, upon receipt of the Repurchase Price by Buyer, Buyer will deliver to Seller, at Seller’s expense, such documents and instruments as may be reasonably necessary and requested by Seller to reconvey such Purchased Loan and any Income related thereto to Seller.

7.	PAYMENT, TRANSFER AND CUSTODY

(a) Subject to the terms and conditions of this Agreement, on the Purchase Date for each Transaction, ownership of the Purchased Loans and all rights thereunder shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price to an account designated by Seller specified in the Confirmation relating to such Transaction. Buyer will provide Seller with a power of attorney, substantially in the form attached as Exhibit IV-2 hereto, allowing Seller to administer, operate and service such Purchased Loans at all times prior to the occurrence and continuance of an Event of Default. Provided that no Event of Default shall have occurred and be continuing, the power of attorney (including, subject to the terms of this Agreement, the exercise of any voting rights or similar rights by Seller) shall be binding upon Buyer and Buyer’s successors and assigns.

(b) With respect to each Table Funded Purchased Loan, Seller shall cause the Bailee to deliver to the Buyer by no later than 1:00 p.m. (New York time), on the Purchase Date, by facsimile or electronic mail a true and complete copy of the related Note, the insured closing letter, if any, and escrow instructions, if any, and the executed Bailee Agreement. In connection with the sale of each Purchased Loan, not later than 1:00 p.m. (New York time), one (1) Business Days prior to the related Purchase Date (or with respect to a Table Funded Purchased Loan not later than 1:00 p.m. (New York time) on the third (3rd) Business Day following the applicable Purchase Date), Seller shall deliver or cause Bailee to deliver (with a copy to Buyer) and release to the Custodian (together with the Custodial Delivery Certificate ), and shall cause the Custodian to deliver a Trust Receipt on the Purchase Date (or in the case of a Table Funded Purchased Loan, not later than two (2) Business Days following the receipt by the Custodian) confirming the receipt of the following original (or where indicated, copied) documents, to the extent applicable (collectively, the “Purchased Loan File”), pertaining to each of the Purchased Loans identified in the Custodial Delivery Certificate delivered therewith:

(i) With respect to each Purchased Loan, the following documents, as applicable and subject to clauses (ii) and (iii) below:

(A) The original Note bearing all intervening endorsements, endorsed “Pay to the order of                          without recourse” and signed in the name of the last endorsee (the “Last Endorsee”) by an authorized Person of the Last Endorsee (in the event that the Purchased Loan was acquired by the Last Endorsee in a merger, the signature must be in the following form: “[Last Endorsee], successor by merger to [name of predecessor]”; in the event that the Purchased Loan was acquired or originated by the Last Endorsee while doing business under another name, the signature must be in the following form: “[Last Endorsee], [formerly known] or [doing business] as [previous name]”) or a lost note affidavit in a form reasonably approved by Buyer, with a copy of the applicable Note attached thereto.

(B) The original or copy of the loan agreement and guaranty, if any, executed in connection with the Purchased Loan.

(C) The original equity interests certificate(s) held as collateral for the Purchased Loan, together with an original endorsement to such certificate(s) in blank.

(D) The originals or copies of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with an Officer’s Certificate of Seller certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Property is located.

(E) A copy or the original of any guarantor security agreement or equivalent document executed in connection with the Purchased Loan.

(F) A copy of the UCC financing statements and all necessary UCC continuation statements with evidence of filing thereon or, if unrecorded, copies thereof together with evidence that such UCC financing or continuation statements have been sent for filing, and UCC assignments in blank, which UCC assignments shall be in form and substance acceptable for filing in the applicable jurisdictions.

(G) A copy or the original of any environmental indemnity agreement or similar guaranty or indemnity, whether stand-alone or incorporated into the applicable loan documents (if any).

(H) The original omnibus assignment in blank or such other documents necessary and sufficient to transfer to Buyer all of Seller’s right, title and interest in and to the Purchased Loan (if any).

(I) A copy of the Survey of the Property (if any) as accepted by the title company for issuance of the Title Policy.

(J) A copy of all servicing agreements and Servicing Records related to such Purchased Loan, which Seller shall deliver to Servicer (with a copy to Buyer).

(K) A copy of the Underlying Obligor’s opinions of counsel.

(L) A copy or the original of any assignment of any management agreements, permits, contracts and other material agreements (if any).

(M) Reports of UCC, Tax lien, judgment and litigation searches obtained by Seller, conducted by search firms reasonably acceptable to Buyer with respect to the Purchased Loan, Seller and the related underlying obligor.

(N) The original or a copy of the intercreditor or co-lender agreement (if any) executed in connection with the Purchased Loan to the extent the subject borrower, or an affiliate thereof, has encumbered its assets with senior, junior or similar financing, whether mortgage financing or mezzanine loan financing.

(O) Copies of all documents relating to the formation and organization of the related obligor under such Purchased Loan, together with all consents and resolutions delivered in connection with such obligor’s obtaining such Purchased Loan.

(P) With respect to each Property subject to a Purchased Loan: (i) a copy of the deed evidencing ownership of such Property by the Property Owner, to the extent in Seller’s possession, (ii) evidence of property and business liability insurance for such Property, (iii) a copy of the Title Policy, (iv) an Appraisal of such Property and (v) a copy of any lease or other occupancy agreement with respect to such Property.

(Q) All other material documents and instruments evidencing, guaranteeing, insuring, securing or modifying such Purchased Loan, executed and delivered in connection with, or otherwise relating to, such Purchased Loan, including all documents establishing or implementing any lockbox pursuant to which Seller is entitled to receive any payments from cash flow of the underlying real property.

(ii) If Seller cannot deliver, or cause to be delivered, any of the original documents and/or instruments required to be delivered as originals under the provisions above, Seller shall deliver a photocopy thereof and, unless waived by Buyer, an Officer’s Certificate of Seller certifying that such copy represents a true and correct copy of the original. Seller shall then, (1) use commercially reasonable efforts to obtain and deliver the original document within 180 days after the related Purchase Date (or such longer period after the related Purchase Date to which Buyer may consent in its sole good faith discretion, so long as Seller is, as certified in writing to Buyer not less frequently than monthly, using commercially reasonable to obtain the original), (2) after the expiration of such best efforts period, deliver to Buyer a certification that states, despite Seller’s commercially reasonable efforts, Seller was unable to obtain such original document and (3) thereafter have no further obligation to deliver the related original document.

(c) From time to time, Seller shall forward to the Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Loan approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents on behalf of Buyer and as Buyer shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Seller in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Seller shall deliver to Buyer a true copy thereof with an Officer’s Certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Seller shall deliver such original documents to the Custodian promptly when they are received. With respect to all of the Purchased Loans delivered by Seller to Buyer or its designee (including the Custodian), Seller shall execute an omnibus power of attorney substantially in the form of Exhibit IV-1 attached hereto irrevocably appointing Buyer its attorney-in-fact with full power to (i) complete the endorsement of any Note and (ii) take such other steps as may be reasonably necessary or desirable to enforce Buyer’s rights against any Purchased Loans and the related Purchased Loan Files and the Servicing Records, which power of attorney Buyer agrees will only be exercised during the continuance of an Event of Default. Buyer shall deposit the Purchased Loan Files representing the Purchased Loans, or cause the Purchased Loan Files to be deposited directly, with the Custodian to be held by the Custodian on behalf of Buyer. The Purchased Loan Files shall be maintained in accordance with the Custodial Agreement. Any Purchased Loan File not delivered to Buyer or its designee (including the Custodian) is and shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Loan File and the originals of the Purchased Loan File not delivered to Buyer or its designee. The possession of the Purchased Loan File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Loan, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the transfer, subject to the terms and conditions of this Agreement, of the related Purchased Loan to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Loan File only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Loans, is in connection with a Loan that was delivered to Custodian by Seller but was not purchased by Buyer pursuant to this Agreement or is in connection with a repurchase of any Purchased Loan by Seller or is pursuant to the order of a court of competent jurisdiction.

(d) On the date of this Agreement, Buyer shall have received all of the following items and documents, each of which shall be satisfactory to Buyer in form and substance:

(i) Transaction Documents.

(A) this Agreement, duly executed and delivered by Seller and Buyer;

(B) the Custodial Agreement, duly executed and delivered by Seller, Buyer and Custodian;

(C) the Blocked Account Agreement, duly executed and delivered by Seller, Buyer and Depository Bank;

(D) the Fee Letter, duly executed and delivered by Seller and Buyer;

(E) the Guaranty, duly executed and delivered by Guarantor;

(F) the Side Letter Agreement, duly executed and delivered by Seller and Buyer;

(G) the Servicing Agreement, duly executed and delivered by Seller and Servicer; and

(H) the Servicing Acknowledgement, duly executed by Buyer, Seller and Servicer.

(ii) Organizational Documents. Certified copies of the organizational documents of Seller and Guarantor and resolutions or other documents evidencing the authority of Seller and Guarantor with respect to the execution, delivery and performance of the Transaction Documents to which it is a party and each other document to be delivered by Seller and/or Guarantor from time to time in connection with the Transaction Documents (and Buyer may conclusively rely on such certifications until it receives notice in writing from Seller or Guarantor, as the case may be, to the contrary);

(iii) Legal Opinion. Opinions of counsel to Seller and Guarantor in form and substance reasonably satisfactory to Buyer as to authority, enforceability of the Transaction Documents to which it is a party, perfection, bankruptcy safe harbors, the Investment Company Act, true sale (but only in connection with any transfer of a Purchased Loan to Seller from an Affiliate of Seller) and such other matters as may be requested by Buyer; and

(iv) Other Documents. Such other documents as Buyer may reasonably request on or prior to the date hereof.

8.	CERTAIN RIGHTS OF BUYER WITH RESPECT TO THE PURCHASED LOANS

(a) Subject to the terms and conditions of this Agreement, title to all Purchased Loans shall pass to Buyer on the applicable Purchase Date, and Buyer shall have free and unrestricted use of its interest in the Purchased Loans in accordance with the terms and conditions of the Purchased Loan Documents. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging, at Buyer’s expense, in repurchase transactions with the Purchased Loans with Persons in conformity with the terms and conditions of the Purchased Loan Documents or otherwise selling, transferring, pledging, repledging, hypothecating, or rehypothecating all or a portion of its interest in the Purchased Loans to Persons in conformity with the terms and conditions of the Purchased Loan Documents, but no such transaction shall relieve Buyer of its obligations to transfer the Purchased Loans to Seller pursuant to Section 3 of this Agreement or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 of this Agreement or otherwise affect the rights, obligations and remedies of any party to this Agreement, and prior to the occurrence and during the continuance of an Event of Default, no such transaction shall be with a Prohibited Transferee.

(b) Subject to the terms and conditions of this Agreement, any documents delivered to the Custodian pursuant to Section 7 of this Agreement shall be released only in accordance with the terms and conditions of the Custodial Agreement.

9.	INTENTIONALLY OMITTED

10.	REPRESENTATIONS

(a) Seller represents and warrants to Buyer that as of the Purchase Date and as of the date of this Agreement and at all times while this Agreement and any Transaction thereunder is in effect:

(i) Organization. Seller is duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of Seller’s business. Seller has the power to own and hold its assets and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Agreement and the other Transaction Documents.

(ii) Due Execution; Enforceability. The Transaction Documents have been duly executed and delivered by Seller, for good and valuable consideration. The Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles.

(iii) Non-Contravention; Consents. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will (x) conflict with or result in a breach or violation of any of the terms, conditions or provisions of any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, (y) result in the creation or imposition of any lien or any other encumbrance upon any of the assets of Seller, other than pursuant to the Transaction Documents or (z) violate or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, contract or other material agreement to which Seller is a party or by which Seller may be bound. Seller has all necessary licenses, permits and other consents from applicable Governmental Authorities necessary to acquire, own and sell the Purchased Loans and for the performance of its obligations under the Transaction Documents.

(iv) Litigation; Requirements of Law. Except as otherwise disclosed in writing by Seller to Buyer, there is no action, suit, proceeding, investigation, or arbitration pending or, to the Knowledge of Seller, threatened against Seller or any of its assets which is reasonably likely to result in any Material Adverse Effect, or which may have an adverse effect on the validity of the Transaction Documents or any action taken or to be taken in connection with the obligations of Seller under any of the Transaction Documents. Seller is in compliance in all material respects with all Requirements of Law. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(v) No Broker. Seller has not dealt with any broker, investment banker, agent or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of the Purchased Loans pursuant to any Transaction Documents.

(vi) Good Title to Purchased Loans. Immediately prior to the purchase of any Purchased Loans by Buyer from Seller, such Purchased Loans are free and clear of any lien, security interest, claim, option, charge, encumbrance or impediment to transfer to Buyer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and are not subject to any rights of set-off, any prior sale, transfer, assignment, or participation by Seller or any agreement (other than the Transaction Documents) by Seller to assign, convey, transfer or participate in such Purchased Loans, in whole or in part, and Seller is the sole legal record and beneficial owner of, and owns and has the right to sell and transfer, such Purchased Loans to Buyer, and, upon transfer of such Purchased Loans to Buyer, Buyer shall be the owner of such Purchased Loans (other than for U.S. Federal, state and local income and franchise Tax purposes) free of any adverse claim, subject to Seller’s rights and Buyer’s obligations pursuant to this Agreement and the other Transaction Documents. In the event that the related Transaction is recharacterized as a secured financing of the Purchased Loans and with respect to the security interests granted in Sections 6(a) and 6(c), the provisions of this Agreement are effective to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under the Repurchase Assets specified in Sections 6(a) and the other collateral specified in Section 6(c), and Buyer shall have a valid, perfected and enforceable first priority security interest in the Repurchase Assets and such other collateral, subject to no lien or rights of others other than as granted herein.

(vii) No Default. No Default or Event of Default has occurred and is continuing under or with respect to the Transaction Documents.

(viii) Representations and Warranties Regarding Purchased Loans; Delivery of Purchased Loan File. Each Purchased Loan sold to Buyer in a Transaction hereunder, as of the applicable Purchase Date for such Purchased Loan, conforms in all material respects to the applicable representations and warranties set forth in Exhibit V attached hereto, except as has been disclosed to Buyer in an Exception Report delivered to Buyer prior to the Purchase Date with respect to the related Purchased Loan. It is understood and agreed that the representations and warranties set forth in Exhibit V hereto (as modified by any Exception Report disclosed to Buyer in writing prior to the Purchase Date with respect to the related Purchased Loan), shall survive delivery of the respective Purchased Loan File to Buyer or its designee (including the Custodian). With respect to each Purchased Loan, the Note, the Security Instrument (if any), the Assignment of Security Instrument (if any) and any other documents required to be delivered under this Agreement and the Custodial Agreement for such Purchased Loan have been delivered (or with respect to Table Funded Purchased Loans shall be delivered in accordance with Section 7(b)) to Buyer or the Custodian on its behalf or such requirement will have been expressly waived in writing by Buyer. Seller or its designee is in possession of a complete, true and accurate Purchased Loan File with respect to each Purchased Loan, except for such documents the originals of which have been delivered to the Custodian.

(ix) Adequate Capitalization; No Fraudulent Transfer. Seller has, as of such Purchase Date, adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due. Seller has not become, and is not presently, financially insolvent nor will Seller be made insolvent by virtue of Seller’s execution of or performance under any of the Transaction Documents within the meaning of the Insolvency Laws. Seller has not entered into any Transaction Document or any Transaction pursuant thereto in contemplation of insolvency or with intent to hinder, delay or defraud any creditor. Seller has not received any written notice that any payment or other transfer made to or on account of Seller from or on account of any Underlying Obligor or any other person obligated under any Purchased Loan Documents is or may be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer.

(x) Organizational Documents. Seller has delivered to Buyer true and correct certified copies of its organizational documents, together with all amendments thereto.

(xi) No Encumbrances. There are (a) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with the Purchased Loans and (b) no agreements on the part of Seller to issue, sell or distribute the Purchased Loans.

(xii) No Investment Company. Neither Seller nor Guarantor is an “investment company”, or a company “controlled by an investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(xiii) Taxes. Seller has filed or caused to be filed all Tax returns that would be delinquent if they had not been filed on or before the date hereof and has paid all Taxes due and payable on or before the date hereof and all other Taxes, fees or other charges imposed on it and any of its assets by any Governmental Authority; no Tax liens have been filed against any of Seller’s assets; and, to Seller’s Knowledge, no claims are being asserted with respect to any such Taxes, fees or other charges.

(xiv) ERISA. Neither Seller nor any ERISA Affiliate (a) sponsors or maintains, or has in the six-year period preceding the date of this Agreement sponsored or maintained, any Plans or (b) makes or has made within the six-year period preceding the date of this Agreement, any contributions to or has or had within the six-year period preceding the date of this Agreement, any liabilities or obligations (direct or contingent) with respect to any Plans. Seller does not, and would not be deemed to, hold Plan Assets, and the consummation of the transactions contemplated by this Agreement will not constitute or result in any non-exempt prohibited transaction, with respect to which Buyer is the party in interest, disqualified person or equivalent, under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations.

(xv) Judgments/Bankruptcy. Except as disclosed in writing to Buyer, there are no judgments against Seller that are unsatisfied of record or docketed in any court located in the United States of America and no Act of Insolvency has ever occurred with respect to Seller.

(xvi) Full and Accurate Disclosure. No information provided pursuant to the Transaction Documents, or any written statement furnished by or on behalf of Seller pursuant to the terms of the Transaction Documents (including any certification of Bailee), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made when such statements and omissions are considered in the totality of the circumstances in question.

(xvii) Financial Information. All financial data concerning Seller and Guarantor and all data concerning the Purchased Loans that has been delivered to Buyer by Seller or any Affiliate of Seller is true and correct in all material respects and, with respect to Seller and Guarantor has been prepared in accordance with GAAP (to the extent applicable). Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial position of Seller or Guarantor or the Purchased Loans, or in the results of operations of Seller or Guarantor, which change is reasonably likely to result in a Material Adverse Effect.

(xviii) Jurisdiction of Organization. Seller’s jurisdiction of organization is the State of Delaware.

(xix) Location of Books and Records. The location where Seller keeps its books and records at its chief executive office at 345 Park Avenue, New York, NY 10154.

(xx) Regulation T, U and X. Neither the entering into nor consummation of any Transaction hereunder, nor the use of the proceeds thereof, will violate any provisions of Regulation T, U or X.

(xxi) Federal Reserve Form G-3. If requested by Buyer, Seller, any applicable Affiliate of Seller and the recipient of any portion of the proceeds of, or any portion of, any Transaction shall furnish to Buyer a statement on Federal Reserve Form G-3 referred to in Regulation U.

(xxii) Federal Trade Embargoes. Each of Seller and Guarantor, and to Seller’s Knowledge, each of their respective Affiliates, is in compliance with all Federal Trade Embargos in all material respects. Without regard to owners of publicly traded stock traded on a national exchange, no Prohibited Person owns any direct or indirect equity interest in any of Seller or Guarantor. Seller has implemented procedures, and will consistently apply those procedures throughout the term of this Agreement, to ensure that the foregoing representations and warranties remain true and correct during such term.

(xxiii) No Conflict of Interest. Seller is not and has not at any time been an Affiliate of any Underlying Obligor.

11.	NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction, Seller shall not without the prior written consent of Buyer:

(a) subject to Seller’s right to repurchase any Purchased Loan, take any action which would directly or indirectly materially impair or adversely affect Buyer’s title to the Purchased Loans;

(b) transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Purchased Loans (or any of them) to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to the Purchased Loans (or any of them) with any Person other than Buyer, except where the Purchased Loans in question are simultaneously repurchased from Buyer;

(c) create, incur or permit to exist any lien, encumbrance or security interest in or on any of the Repurchase Assets or other collateral subject to the security interests granted by Seller pursuant to Section 6 of this Agreement;

(d) create, incur or permit any lien, security interest, charges, or encumbrances with respect to any Repurchase Assets or Hedging Transaction relating to the Purchased Loans for the benefit of any Person other than Buyer;

(e) consent or assent to or effect a Significant Modification of any Purchased Loan without the prior written consent of Buyer; provided, however, that Buyer’s consent to any Significant Modification shall be deemed to be given if (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Seller shall have sent Buyer a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof, which written request shall have been (A) accompanied by the applicable documents relating to the proposed Significant Modification, together with such other information as is reasonably requested by Buyer and (B) marked in bold lettering with the following language: “BUYER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE MASTER REPURCHASE AGREEMENT BETWEEN THE UNDERSIGNED AND BUYER” and the envelope containing such written request (or subject line if such notice is sent by email) shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; and (iii) Buyer shall have failed to respond to such written request within the aforesaid time-frame;

(f) take any action or permit such action to be taken which would result in a Change of Control;

(g) after the occurrence and during the continuation of any Event of Default or monetary Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or ownership interest of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(h) sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan or permit any ERISA Affiliate to sponsor or maintain any Plans or make any contributions to, or have any liability or obligation (direct or contingent) with respect to, any Plan;

(i) hold or be deemed to hold Plan Assets or engage in any transaction, in each case, that would cause any obligation or action taken or to be taken hereunder (or the exercise by Buyer of any of its rights under this Agreement, the Purchased Loans or any Transaction Document) to be a non-exempt prohibited transaction, with respect to which Buyer is the party in interest, disqualified person or equivalent, under Section 406 of ERISA, Section 4975 of the Code or substantially similar provisions under any other federal, state or local laws, rules or regulations;

(j) make any future advances under any Purchased Loan to any underlying obligor that are not permitted by the related Purchased Loan Documents;

(k) seek its dissolution, liquidation or winding up, in whole or in part; or

(l) incur any Indebtedness except as provided in Section 13(i) hereof or otherwise cease to be a single-purpose entity meeting the requirements set forth in Section 13.

12.	AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and each Purchase Date and until this Agreement is no longer in force with respect to any Transaction:

(a) Seller shall promptly notify Buyer of any event and/or condition of which Seller has Knowledge and that is reasonably likely, in the commercially reasonable judgment of Seller, to have a Material Adverse Effect.

(b) Seller shall give notice to Buyer of the following (accompanied by an Officer’s Certificate setting forth details of the occurrence referred to therein and stating what actions Seller has taken or proposes to take with respect thereto):

(i) promptly upon receipt by Seller of notice or Knowledge of the occurrence of any Default or Event of Default;

(ii) with respect to any Purchased Loan sold to Buyer hereunder, promptly following receipt of any Principal Payment (in full or in part);

(iii) with respect to any Purchased Loan sold to Buyer hereunder, promptly following receipt by Seller of notice or Knowledge that the related Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect materially and adversely the value of such Property;

(iv) promptly upon receipt of notice by Seller or Knowledge of (1) any Purchased Loan that becomes a Defaulted Loan, (2) any lien or security interest (other than security interests created hereby) on, or claim asserted against, any Purchased Loan or, to Seller’s Knowledge, the underlying collateral therefor or (3) any event or change in circumstances that has or could reasonably be expected to have a material adverse effect on the Market Value of a Purchased Loan;

(v) promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened in writing) or other legal or arbitrable proceedings affecting Seller or affecting any of the assets of Seller before any Governmental Authority that (1) questions or challenges the validity or enforceability of any of the Transaction Documents or any action to be taken in connection with the transactions contemplated hereby, (2) makes a claim or claims in an aggregate amount greater than $1,000,000, or (3) which, individually or in the aggregate, if adversely determined, would reasonably be likely to have a Material Adverse Effect;

(vi) promptly upon any transfer of any underlying Property or any direct or indirect equity interest in any Underlying Obligor of which the Seller has Knowledge, whether or not consent to such transfer is required under the applicable Purchased Loan Documents; and

(vii) promptly, and in any event within ten (10) days after Seller Knows that any “reportable event” (within the meaning of Section 4043(c) of ERISA, with respect to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event) has occurred or is reasonably expected to occur in respect of a Plan that, individually or in the aggregate, either has resulted, or could reasonably be expected to result, in a Material Adverse Effect.

(c) Seller shall provide Buyer with copies of such documents as Buyer may reasonably request evidencing the truthfulness of the representations set forth in Section 10 hereof.

(d) Seller shall defend the right, title and interest of Buyer in and to the Purchased Loans against, and take such other action as is necessary to remove, any liens, security interests, claims, encumbrances, charges and demands of all Persons thereon (other than security interests granted to Buyer hereunder).

(e) Seller will permit Buyer or its designated representative to inspect any of Seller’s records with respect to all or any portion of the Purchased Loans and the conduct and operation of its business related thereto upon reasonable prior notice at such reasonable times and with reasonable frequency requested by Buyer or its designated representative and to make copies of extracts of any and all thereof.

(f) If any amount payable under or in connection with any of the Purchased Loans shall be or become evidenced by any promissory note, other instrument or chattel paper (as each of the foregoing is defined under the UCC), such note, instrument or chattel paper shall be immediately delivered to Buyer or its designee, duly endorsed in a manner satisfactory to Buyer or if any collateral or other security shall subsequently be delivered to Seller in connection with any Purchased Loan, Seller shall immediately deliver or forward such item of collateral or other security to Buyer or its designee, together with such instruments of assignment as Buyer may reasonably request.

(g) Seller shall provide (or cause to be provided) to Buyer the following financial and reporting information:

(i) the Monthly Statement;

(ii) the Quarterly Report, together with all operating statements and occupancy information that Seller or Servicer has received relating to the Purchased Loans for the related fiscal quarter;

(iii) the Financial Covenant Compliance Certificate;

(iv) as soon as available and in any event within forty-five (45) days after the end of each quarterly fiscal period of each fiscal year of Guarantor, the unaudited, consolidated balance sheet of Guarantor, as at the end of such period and the related unaudited, consolidated statements of income, retained earnings and cash flows for such period and the portion of the fiscal year through the end of such period, accompanied by an Officer’s Certificate of Guarantor, which certificate shall state that said consolidated financial statements fairly represent the consolidated financial condition and results of operations of Seller in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(v) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Guarantor, the audited, consolidated balance sheet of Guarantor, as at the end of such period and the related audited, consolidated statements of income, retained earnings and cash flows for such period and the portion of the fiscal year through the end of such period, accompanied by an opinion thereon of an independent certified public accountant of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the financial condition and results of operations of Guarantor as at the end of and for such fiscal year in accordance with GAAP;

(vi) within sixty (60) days following the end of each of the first three quarters, and within ninety (90) days following the end of each fiscal year, as the case may be, an Officer’s Certificate of Seller in form and substance reasonably satisfactory to Buyer certifying that no Event of Default has occurred and is continuing and, to Seller’s Knowledge, no event or circumstance has occurred and is continuing that would have a Material Adverse Effect;

(vii) [reserved];

(viii) within ten (10) Business Days after Buyer’s request, such further information with respect to the operation of any Property, Purchased Loan, the financial affairs of Seller or Guarantor as may be reasonably requested by Buyer, including all business plans prepared by or for Seller; and

(ix) within ten (10) Business Days after Buyer’s request, such other reports as Buyer shall reasonably request, to the extent available to Seller.

(h) Seller shall at all times comply in all material respects with all laws, ordinances, rules and regulations of any federal, state, municipal or other public authority having jurisdiction over Seller or any of its assets, and Seller shall do or cause to be done all things reasonably necessary to preserve and maintain in full force and effect its legal existence and all licenses material to its business.

(i) Seller shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(j) Seller shall promptly advise Buyer in writing of the opening of any new chief executive office of Seller or the closing of any such office and of any change in Seller’s name or the places where the books and records pertaining to the Purchased Loans are held, but in no event later than thirty (30) days before any financing statement filing will lapse, lose perfection or become materially misleading.

(k) Seller shall pay and discharge all Taxes, levies, liens and other charges, if any, on its assets and on the Purchased Loans that, in each case, in any manner would create any lien or charge upon the Purchased Loans, except for any such Taxes and other charges as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided in accordance with GAAP.

(l) Seller shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all Transaction Costs. Seller shall maintain its existence as a limited liability company organized solely and in good standing under the law of the State of Delaware and shall not dissolve, liquidate, merge with or into any other Person or otherwise change its organizational structure or documents or identity or incorporate or organize in any other jurisdiction.

(m) Seller shall maintain all records with respect to the Purchased Loans and the conduct and operation of its business with no less a degree of prudence than if the Purchased Loans were held by Seller for its own account and will furnish Buyer, upon request by Buyer or its designated representative, with information reasonably obtainable by Seller with respect to the Purchased Loans and the conduct and operation of its business.

(n) Seller shall provide Buyer with notice of each modification of any Purchased Loan Documents consented to by Seller (including such modifications which do not constitute a Significant Modification).

(o) Seller shall provide Buyer with reasonable access to operating statements, the occupancy status and other property level information, with respect to the Properties, plus any such additional reports as Buyer may reasonably request.

(p) Seller shall have no right to take any action pursuant to the Purchased Loan Documents during the continuance of an Event of Default.

(q) Seller shall not cause any Purchased Loan to be serviced by any servicer other than the Servicer or any other servicer expressly approved in writing by Buyer.

(r) [Reserved].

(s) None of Seller or Guarantor or any of their respective direct or, without regard to owners of publicly traded stock traded on a national exchange, indirect, equityholders shall (i) knowingly conduct any business, or engage in any transaction or dealing, with any Prohibited Person, including the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person, or (ii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Federal Trade Embargo. Seller shall cause the representation set forth in Section 10(a)(xxii) to remain true and correct at all times.

(t) Upon the occurrence of a Required Manager Termination Event, Seller shall terminate and replace the manager subject to such Required Manager Termination Event within forty-five (45) days thereafter unless Buyer has consented in writing to Seller not terminating such manager. Seller shall promptly notify Buyer in writing upon the occurrence of a Required Manager Termination Event or any other proposed replacement or termination of any property manager, asset manager or other similar manager with respect to the Properties (collectively, a “Manager Termination Event”). In connection with any Manager Termination Event pursuant to which Seller’s approval is required by the Purchased Loan Documents for the selection of a replacement manager, any replacement manager other than the Backup Manager shall be subject to Buyer’s approval, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that Buyer’s approval of any replacement manager shall be deemed to be given if (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Seller shall have sent Buyer a written request for approval with respect to such matter, which written request shall have been (A) accompanied by name of the proposed replacement manager, the terms of the engagement of such replacement manager and such other information regarding the replacement manager as is reasonably requested by Buyer in order for Buyer to make a determination with respect to approving such replacement manager, and (B) marked in bold lettering with the following language: “BUYER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE MASTER REPURCHASE AGREEMENT BETWEEN THE UNDERSIGNED AND BUYER”, and (iii) Buyer shall have failed to respond to such request within the aforesaid time-frame. Notwithstanding the foregoing, upon the occurrence of a “Default,” “Event of Default” or other breach by the Underlying Obligor of the Purchased Loan Documents that gives Seller, as lender thereunder, the right to terminate and/or replace any property manager, asset manager or other similar manager with respect to the Properties, Seller may, in its sole discretion, absent a Required Management Termination Event, elect not to terminate and/or replace any such manager.

(u) Seller agrees to use commercially reasonable efforts to appoint Green River Capital as backup manager with respect to the Properties on or prior to October 25, 2014 pursuant to a management agreement reasonably acceptable to Buyer (the “Backup Management Agreement”), or if Seller is unable to appoint Green River Capital as the backup manager, such other manager approved by Buyer (such approval not to be unreasonably withheld, conditioned or delayed) (the “Backup Manager”). Seller and Buyer agree to each pay fifty percent (50%) of all fees, costs and expenses due to the Backup Manager pursuant to the Backup Management Agreement, provided that Seller’s obligation for payment pursuant to this sentence shall not exceed $25,000.00 per calendar year. Seller shall use commercially reasonable efforts to promptly deliver to Buyer and Backup Manager such documents, reports and other information with respect to the Properties as Buyer and/or Backup Manager may reasonably request from time to time. Notwithstanding the foregoing, Seller shall have no obligation to appoint the Backup Manager as replacement manager in connection with the replacement of any manager in accordance with Section 12(t) and may, in its sole discretion, appoint another replacement manager, which manager shall be subject to Buyer’s approval rights set forth in Section 12(t).

(v) Seller shall service and administer each Purchased Asset in accordance with the terms of the Transaction Documents, the Purchased Loan Documents, and applicable law, and independent of any relationship that Seller or any Affiliate of Seller may have with the Underlying Obligor or any Affiliate of any Underlying Obligor other than with respect to the Purchased Loan.

13.	SINGLE-PURPOSE ENTITY.

Seller hereby represents and warrants to Buyer and covenants with Buyer that, as of the date hereof and so long as any of the Transaction Documents shall remain in effect:

(a) It is and intends to remain Solvent, and it has paid and intends to pay its debts and liabilities (including overhead expenses) from and solely to the extent of its own assets as the same shall become due.

(b) It has complied and will comply with the provisions of its certificate of formation and its limited liability company agreement in all material respects.

(c) It has done or caused to be done and will do all things necessary to observe limited liability company formalities and to preserve its existence.

(d) It has maintained and will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates, its members and any other Person, and it will file its own Tax returns (except to the extent consolidation is required or permitted under GAAP or as a matter of law).

(e) It has been, is and will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), it shall correct any misunderstanding of which it has Knowledge regarding its status as a separate entity, it shall conduct business in its own name, it shall not identify itself or any of its Affiliates as a division or part of the other and it shall maintain and utilize separate stationery, invoices and checks and shall allocate fairly and reasonably any overhead for shared office space and for services performed by any employee of its Affiliates.

(f) It has not owned and will not own any property or any other assets other than the Purchased Loans, cash and its interest under any associated Hedging Transactions.

(g) It has not engaged and will not engage in any business other than the origination, acquisition, ownership, servicing, enforcement, financing and disposition of the Purchased Loans and any associated Hedging Transactions in accordance with the applicable provisions of the Transaction Documents and its organizational documents.

(h) It has not entered into, and will not enter into, any contract or agreement with any of its Affiliates, except upon terms and conditions that are substantially similar to those that would be available on an arm’s length basis with Persons other than such Affiliate.

(i) It has not incurred and will not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (A) obligations under the Transaction Documents, (B) obligations under the documents evidencing the Purchased Loans, (C) unsecured trade payables, in an aggregate amount not to exceed $250,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, servicing, enforcement, financing and disposing of the Purchased Loans and which are either (x) no more than ninety (90) days past due or (y) are being contested in good faith with adequate reserves maintained therefor, and/or (D) as otherwise expressly permitted under this Agreement.

(j) It has not made and will not make any loans or advances to any other Person, and shall not acquire obligations or securities of any member or affiliate of any member or any other Person (other than in connection with the origination or acquisition of Purchased Loans).

(k) It intends to maintain adequate capital derived from income from its business operations for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require any shareholder, member or partner of such entity to make any additional capital contributions to such entity.

(l) Neither it nor Guarantor will seek the dissolution, liquidation or winding up, in whole or in part of Seller.

(m) It will not commingle its funds and other assets with those of any of its Affiliates or any other Person.

(n) It has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any of its Affiliates or any other Person.

(o) It has not held and will not hold itself out to be responsible for the debts or obligations of any other Person.

(p) (i) It will have at all times at least one (1) Independent Director and (ii) provide Buyer with up-to-date contact information for all Independent Director(s) and a copy of the agreement pursuant to which each Independent Director consents to and serves as an “Independent Director” for Seller.

(q) Its organizational documents shall provide that (i) no Independent Director of Seller may be removed or replaced without Cause, (ii) Buyer be given at least two (2) Business Days prior notice of the removal and/or replacement of the Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and (iii) any Independent Director of Seller shall not have any fiduciary duty to anyone including the holders of the equity interests in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing.

(r) It shall not, without the consent of its Independent Director, take any Act of Insolvency.

14.	EVENTS OF DEFAULT; REMEDIES

(a) The following shall constitute an event of default by Seller hereunder (each a “Event of Default”):

(i) failure of Seller to repurchase one or more Purchased Loans on the applicable Repurchase Date;

(ii) failure of Seller to apply any Income received by Seller in accordance with the provisions hereof;

(iii) (A) the Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner of, or, if recharacterized as a secured financing, a secured party with respect to, the Repurchase Assets specified in Sections 6(a) hereof and the other collateral specified in Section 6(c) hereof free of any adverse claim, liens and other rights of others (other than as granted herein); (B) if a Transaction is recharacterized as a secured financing, the Transaction Documents with respect to any Transaction shall for any reason cease to create a valid first priority security interest in favor of Buyer in the Repurchase Assets specified in Section 6(a) hereof and the other collateral specified in Section 6(c) hereof; or (C) if the Transaction Documents shall cease to be in full force and effect or if the enforceability of any of them is challenged or repudiated by Seller, Guarantor or Servicer or any Affiliate thereof;

(iv) failure of Seller to make the payments required under Section 4 or Section 5(b) when due;

(v) failure of Seller to make any other payment owing to Buyer which has become due, whether by acceleration or otherwise, under the terms of this Agreement which failure is not remedied within the period specified herein or, if no period is specified, five (5) Business Days after notice thereof to Seller from Buyer; provided, however, that Buyer shall not be required to provide notice in the event of a failure by Seller to repurchase any Purchased Loan on the required Repurchase Date therefor;

(vi) breach by Seller in the due performance or observance of any term, covenant or agreement contained in Section 11 of this Agreement which has not been cured within five (5) Business Days after notice thereof from Buyer to Seller;

(vii) a Change of Control shall have occurred with respect to Seller or Guarantor;

(viii) any representation made by Seller herein or in any Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated (other than with respect to the MTM Representations) and such breach has not been cured within five (5) Business Days following notice thereof from Buyer to Seller; provided that the representations and warranties made by Seller in Section 10(a)(vi), 10(a)(viii), 10(a)(xvi) or 10(a)(xvii) (in each case, with respect to the affected or Purchased Loans only) hereof shall not be considered an Event of Default if incorrect or untrue in any material respect (which determination shall be made with respect to the representations and warranties in Exhibit V without regard to any knowledge qualifier therein), if Buyer terminates the related Transaction and Seller repurchases the related Purchased Loan(s) on an Early Repurchase Date no later than five (5) Business Days after receiving written notice of such incorrect or untrue representation; provided, however, that if Seller shall have made any such representation with Knowledge that it was materially incorrect or untrue at the time made, such misrepresentation shall constitute an Event of Default;

(ix) (A) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than $100,000 shall have been rendered against Seller and remains undischarged or unpaid for a period of forty-five (45) days, during which period execution of such judgment is not effectively stayed or (B) a final judgment by any competent court in the United States of America for the payment of money in an amount greater than the lesser of (a) $50,000,000 or (b) three percent (3%) of the Tangible Net Worth of Guarantor shall have been rendered against Guarantor and remains undischarged or unpaid for a period of thirty (30) days, during which period execution of such judgment is not effectively stayed;

(x) (A) Guarantor shall have defaulted or failed to perform under any note, indenture, loan agreement, guaranty, swap agreement or any other contract, agreement or transaction to which it is a party, and which default results in the acceleration of an obligation equal to or greater than the lesser of (i) three percent (3%) of the Tangible Net Worth of Guarantor or (ii) $50,000,000.00; provided, however, that any such default, failure to perform or breach shall not constitute an Event of Default if Seller or Guarantor, as the case may be, cures such default, failure to perform or breach, as the case may be, within the grace period, if any, provided under the applicable agreement;

(xi) as of the end of any fiscal quarter, Guarantor breaches the Guarantor Financial Covenants;

(xii) if Seller shall breach or fail to perform any of the terms, covenants, obligations or conditions of this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days after notice thereof to Seller by Buyer, or its successors or assigns; provided, however, that if such default is susceptible of cure but cannot reasonably be cured within such ten (10) Business Day period and provided further that Seller shall have commenced to cure such default within such ten (10) Business Day period and thereafter diligently and expeditiously proceeds to cure the same, such ten (10) Business Day period shall be extended for such time as is reasonably necessary for Seller, in the exercise of due diligence, to cure such default, and in no event shall such cure period exceed thirty (30) days from Seller’s receipt of Buyer’s notice of such default;

(xiii) an Act of Insolvency shall have occurred with respect to Seller or Guarantor;

(xiv) Buyer ceases for any reason to have a valid and perfected first priority security interest in any Purchased Loan;

(xv) Seller shall consent or assent to or effect a Significant Modification without Buyer’s consent and, if such breach is susceptible to cure, such breach has not been cured within five (5) Business Days following notice thereof from Buyer to Seller;

(xvi) [reserved];

(xvii) an “event of default” or “termination event” (as defined in the agreements relating to a facility described in clause (A) or (B) of this clause (xviii)), by Seller or Guarantor beyond any applicable notice and cure period, shall have occurred under (A) any repurchase facility, loan facility or hedging transaction entered into by Seller or Guarantor or any Affiliate of any of them and Buyer or any Affiliate of Buyer or (B) any repurchase facility, loan facility or hedging transaction with Buyer or any Affiliate of Buyer in which Seller or Guarantor or any Affiliate of any of them is a guarantor;

(xviii) (A) any of the representations and warranties of Guarantor in the Guaranty, or of Guarantor in any Financial Covenant Compliance Certificate shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated or (B) Guarantor shall breach any covenant in the Guaranty, and such breach has not been cured within five (5) Business Days after receipt of notice thereof from Buyer; or

(xix) Seller’s termination or replacement of (or failure to terminate or replace) a property manager, asset manager or other similar manager with respect to the Properties in violation of Section 12(t) hereof.

(b) If an Event of Default shall occur and be continuing, the following rights and remedies shall be available to Buyer:

(i) At the option of Buyer, exercised by written notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Act of Insolvency with respect to Seller), the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (the date on which such option is exercised or deemed to have been exercised being referred to hereinafter as the “Accelerated Repurchase Date”) (and any Transaction for which the related Purchase Date has not yet occurred shall be canceled).

(ii) If Buyer exercises or is deemed to have exercised the option referred to in Section 14(b)(i) hereof:

(A) Seller’s obligations hereunder to repurchase all Purchased Loans shall become immediately due and payable on and as of the Accelerated Repurchase Date, and all Income deposited in the Blocked Account shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder; and

(B) the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall include the accrued and unpaid Price Differential with respect to each Purchased Loan accrued at the Pricing Rate applicable upon an Event of Default for such Transaction; and

(C) Custodian shall, upon the request of Buyer (with simultaneous copy of such request to Seller), deliver to Buyer all instruments, certificates and other documents then held by Custodian relating to the Purchased Loans.

(iii) Buyer may, after ten (10) days’ notice to Seller of Buyer’s intent to take such action (provided that no such notice shall be required in the circumstances set forth in Section 9-611(d) of the UCC), in a commercially reasonable manner (A) immediately sell, at a public or private sale at such price or prices as Buyer may reasonably deem to be satisfactory any or all of the Purchased Loans on a servicing released basis or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans in an amount equal to the Market Value of such Purchased Loans against the aggregate unpaid Repurchase Price for such Purchased Loans and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Loans effected pursuant to this Section 14(b)(iii) shall be applied (v) first, to the costs and expenses incurred by Buyer in connection with Seller’s default, (w) second, to the costs of cover and/or Hedging Transactions, if any, (x) third, to the Repurchase Price, (y) fourth, to any other outstanding obligation owed by Seller to Buyer or its Affiliates pursuant to the Transaction Documents (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) irrespective of whether such obligations are direct or indirect, absolute or contingent, matured or unmatured, and (z) the balance, if any, to Seller. In the event that Buyer shall not have received repayment in full of the Aggregate Repurchase Price and the other obligations of the Seller under the Transaction Documents following its liquidation of the Purchased Loans, Buyer may, in its sole discretion, pursue the Seller and Guarantor (to the extent provided in the Guaranty) for all or any part of any deficiency.

(iv) The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that, to the extent permitted by applicable law, liquidation of a Transaction or the Purchased Loans shall not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole discretion, the time and manner of liquidating any Purchased Loans, and nothing contained herein shall (A) obligate Buyer to liquidate any Purchased Loans on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Loans in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(v) Seller shall be liable to Buyer for (A) the amount of all actual expenses, including reasonable legal fees and expenses of counsel, incurred by Buyer in connection with or as a consequence of an Event of Default, (B) all actual costs incurred in connection with covering transactions or hedging transactions (including short sales) or entering into replacement transactions, (C) all damages, losses, judgments, actual costs and other expenses of any kind that may be imposed on, incurred by or asserted against Buyer relating to or arising out of such Hedging Transactions or covering transactions, and (D) any other loss, damage, actual cost or expense directly arising or resulting from the occurrence of an Event of Default.

(vi) Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(vii) Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Loans, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(viii) Without limiting any other rights or remedies of Buyer, Buyer shall have the right, without prior notice to Seller, and any such notice being expressly waived by Seller to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit of the account of Seller, Guarantor or any Subsidiary of Guarantor to any obligations of Seller hereunder to Buyer.

(ix) Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign, and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC of the State of New York, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller, exercisable upon ten (10) days notice from Buyer to Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Loans against all of Seller’s obligations to Buyer or its Affiliates, whether under this Agreement or under any other agreement between Seller and Buyer or between Seller and any Affiliate of Buyer, or otherwise, whether or not such obligations are then due, without prejudice to Buyer’s right to recover any deficiency.

(x) Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amount or property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if a monetary or material non-monetary Default or an Event of Default has occurred and is continuing.

15.	SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder.

16.	NOTICES AND OTHER COMMUNICATIONS

All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by e-mail (with return receipt requested) to the addresses specified in Annex I hereto or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 16. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery; (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; (x) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (y) in the case of e-mail, upon receipt. A party receiving a notice that does not comply with the technical requirements for notice under this Section 16 may elect to waive any deficiencies and treat such notice as having been properly given. In furtherance of the foregoing, notices pursuant to Section 4 hereof may be sent by electronic mail to the e-mail addresses set forth on Annex I attached hereto.

17.	NON-ASSIGNABILITY

(a) The rights and obligations of Seller under the Transaction Documents, the Hedging Transactions and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer.

(b) Buyer may assign, participate or sell all or a portion of its rights and obligations under the Transaction Documents and under any Transaction from time to time, in each case, without the prior consent of Seller. Each assignee shall be entitled to the benefits of Section 3 (subject to the requirements and limitations therein, including the requirements under Section 3(p) (it being understood that the documentation required under Section 3(p) shall be delivered to the participating Buyer)) and Section 20; provided, however, that any such assignee or participant shall not be entitled to receive any greater payment under Section 3 than its participating Buyer would have been entitled to receive. Notwithstanding the foregoing, Buyer agrees that, prior to the occurrence and continuance of an Event of Default, (i) at any time prior to the Outside Date, Buyer shall not assign, participate or sell all or any portion of its rights and obligations under the Transaction Documents to any Person other than a Qualified Transferee, (ii) Buyer shall remain sole agent under the Transaction Documents, (iii) Seller shall continue to deal solely and directly with Buyer in connection with any Transaction and (iv) Buyer shall not assign, participate or sell all or any portion of its rights and obligations under the Transaction Documents or any Transaction to any Prohibited Transferee. During the continuance of an Event of Default, Buyer may assign, participate or sell its rights and obligations under the Transaction Documents and/or any Transaction to any Person without prior notice to Seller and without regard to the limitations in this Section 17(b).

(c) Buyer, acting solely for this purpose as agent of the Seller shall maintain a record of each assignment, participation, or sale and a register for the recordation of the names and addresses of the assignees that become parties hereto and, with respect to each assignee, the aggregate assigned Purchase Price and applicable Price Differential (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Buyer and the Seller shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement.

(d) Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

18.	GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

(a) This Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of law principles thereof, except for Section 5-1401 of the General Obligations Law of the State of New York.

(b) Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(c) To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.

(d) Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile and irrevocably consents to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. Each party hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section 18 shall affect the right of Buyer or Seller to serve legal process in any other manner permitted by law or affect the right of Buyer or Seller to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(e) EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

19.	NO RELIANCE; DISCLAIMERS

(a) Each party hereby acknowledges, represents and warrants to the other that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(i) It is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of the other party to the Transaction Documents, other than the representations expressly set forth in the Transaction Documents.

(ii) It has consulted with its own legal, regulatory, Tax, business, investment, financial and accounting advisors to the extent that it has deemed to be necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed to be necessary and not upon any view expressed by the other party.

(iii) It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks.

(iv) It is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation.

(v) It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other party and has not given the other party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, Tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

20.	INDEMNITY AND EXPENSES

(a) Seller hereby agrees to hold Buyer and its Affiliates and each of their respective officers, directors and employees (“Indemnified Parties”) harmless from and indemnify the Indemnified Parties against any and all actual, out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, Indemnified Taxes, fees, costs, expenses (including reasonable attorneys’ fees and disbursements of outside counsel and any and all servicing and enforcement costs with respect to the Purchased Loans) or disbursements (all of the foregoing, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way whatsoever arising out of or in connection with, or relating to, this Agreement or any Transactions thereunder or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided, that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold each Indemnified Party harmless from and indemnify each Indemnified Party against all Indemnified Amounts with respect to all Purchased Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, that, in each case, results from anything other than the gross negligence or willful misconduct of an Indemnified Party. In any suit, proceeding or action brought by Buyer in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan Documents, Seller will save, indemnify and hold Buyer harmless from and against all actual, out-of-pocket expense, loss or damage suffered by Buyer by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all such Indemnified Party’s costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement and any other Transaction Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its outside counsel. Seller hereby acknowledges that its obligations hereunder are recourse obligations of Seller. For avoidance of doubt, this Section 20 shall not apply to claims with respect to Taxes, Excluded Taxes, or Other Taxes, which are governed by Section 3 hereof.

(b) Seller agrees to pay as and when billed by Buyer (i) all Indemnified Amounts provided in Section 20(a), (ii) all of the out-of-pocket costs and expenses incurred by Buyer in connection with the development, preparation and execution of, and any amendment, supplement or modification to this Agreement and the other Transaction Documents or any other documents prepared in connection herewith or therewith, (iii) all of the out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation all the fees, disbursements and expenses of counsel to Buyer, (iv) all costs and expenses contemplated by Section 14(b)(v) and (v) all the Diligence Fees (collectively, “Transaction Costs”).

21.	DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans, at Seller’s sole cost and expense, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or determining or re-determining the Asset Base for purposes of Section 4 of this Agreement, or otherwise, and Seller agrees that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on any or all of the Purchased Loans, including, without limitation, ordering new credit reports and Appraisals on the applicable collateral and otherwise regenerating the information used to originate such Purchased Loans. Upon reasonable (but no less than one (1) Business Days) prior notice to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Purchased Loan Files and any and all documents, records, agreements, instruments or information relating to any Purchased Loan in the possession or under the control of Seller, any servicer or sub-servicer and/or Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Purchased Loan Files and the Purchased Loans. Seller agrees to cooperate with Buyer and any third party underwriter designated by Buyer in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of such Seller.

22.	SERVICING

(a) The parties hereto agree and acknowledge that the Purchased Loans will be sold by Seller to Buyer on a servicing released basis. In furtherance of the foregoing, the Seller and the Buyer hereby agree and confirm that from and after the date hereof, only such Servicing Agreements that have been approved by Buyer shall govern the servicing of the Purchased Loans and any prior agreement between Seller and any other Person or otherwise with respect to such servicing is hereby superseded in all respects. Provided that Buyer shall have received a duly executed Servicing Acknowledgement from Servicer, prior to an Event of Default, Seller may retain, on behalf of the Buyer, the Servicer to service the Purchased Loans for the benefit of or on behalf of Buyer; provided, however, that the obligation of Servicer to service any Purchased Loan for the benefit of or on behalf of Buyer as aforesaid shall cease upon the repurchase of such Purchased Loan by Seller in accordance with the provisions of this Agreement or as otherwise provided in the Servicing Acknowledgement.

(b) Seller agrees that, as between Seller and Buyer, Buyer is the owner of all servicing records, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Loans (the “Servicing Records”) so long as the Purchased Loans are subject to this Agreement. Seller covenants to safeguard any such Servicing Records in Seller’s possession and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(c) Seller shall not, and shall not provide consent to Servicer to, employ any other sub-servicers to service the Purchased Loans without the prior written approval of Buyer which approval shall not be unreasonably withheld.

(d) Seller shall cause Servicer and any other sub-servicers engaged on behalf of Buyer to execute a Servicing Acknowledgement acknowledging Buyer’s interest in the Purchased Loans and the Servicing Agreement and agreeing that the Servicer and any sub-servicer (if applicable) shall deposit all Income with respect to the Purchased Loans in the Blocked Account, all in such manner as shall be reasonably acceptable to Buyer.

(e) To the extent applicable, Seller shall cause Servicer to permit Buyer to inspect Servicer’s servicing facilities for the purpose of satisfying Buyer that Servicer has the ability to service such Purchased Loan as provided in this Agreement.

(f) Buyer may, in its sole discretion if an Event of Default shall have occurred and be continuing, sell the Purchased Loans on a servicing released basis without payment of any termination fee or any other amount to Servicer. Upon the occurrence of an Event of Default hereunder, Buyer shall have the right immediately to terminate Servicer’s right to service the Purchased Loans without payment of any penalty or termination fee.

23.	TREATMENT FOR TAX PURPOSES

It is the intention of the parties that, for U.S. Federal, state and local income and franchise Tax purposes, the Transactions constitute a financing, and that Seller is, and, so long as no Event of Default shall have occurred and be continuing, will continue to be, treated as the owner of the Purchased Loans for such purposes. Unless prohibited by applicable law, Seller and Buyer agree to treat the Transactions as described in the preceding sentence on any and all filings with any U.S. Federal, state or local taxing authority.

24.	INTENT

(a) The parties intend and acknowledge that this Agreement is a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code.

(b) The parties intend and acknowledge that each Transaction is a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code.

(c) The parties intend and acknowledge that the Guaranty is a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code.

(d) The parties intend and acknowledge that any party’s right to cause the termination, liquidation or acceleration of or to offset or net termination values, payment amounts, or other transfer obligations arising under or in connection with this Agreement or any Transaction hereunder is in each case a contractual right to cause the termination, liquidation, or acceleration of or to offset or net termination values, payment amounts, or other transfer obligations arising under or in connection with this Agreement or any Transaction hereunder as described in Section 555 and 561 of the Bankruptcy Code.

(e) The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Loans shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(f) Each party hereto agrees that it shall not challenge the characterization of this Agreement as a “securities contract” or “master netting agreement” within the meaning of the Bankruptcy Code.

25.	MISCELLANEOUS

(a) Time is of the essence under the Transaction Documents and all Transactions thereunder, and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.

(b) All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement to the extent applicable, Buyer shall have all rights and remedies of a secured party under the UCC and any other applicable law.

(c) The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

(d) The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(e) Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f) This Agreement, the Fee Letter and each Confirmation contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(g) Each party understands that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that such party has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(h) Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(i) To the extent permitted by applicable law, each party hereby waives any right to claim or recover from the other party any exemplary or punitive damages of any kind or nature whatsoever, whether the likelihood of such damages was known or foreseeable and regardless of the form of the claim or action. The foregoing waiver shall also apply to Indemnified Amounts.

[SIGNATURES COMMENCE ON THE NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BUYER:

GOLDMAN SACHS BANK USA, a New York state member bank

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

SELLER:

643 SINGLE FAMILY FINCO 2014, LLC, a Delaware limited liability company

By:	/s/ Douglas Armer
	Name:	Douglas Armer
	Title:	Managing Director, Head of Capital Markets and Treasurer

SCHEDULE 1

INTENTIONALLY OMITTED

Schedule 1-1

SCHEDULE 2

PURCHASED LOAN INFORMATION

a)	Loan Number/Loan Type

b)	Obligor Name

c)	Property Address

d)	Original Balance

e)	Outstanding Balance

f)	Maturity Date

g)	Table Funding (Yes/No)

h)	Such information as Buyer and Seller shall agree on a case-by-case basis.

Schedule 2-1

SCHEDULE 3-A

PROHIBITED TRANSFEREES

1.	Annaly Capital Management, Inc.
2.	Apollo Commercial Real Estate Finance, Inc.
3.	Arbor Realty Trust Inc.
4.	Ares Commercial Real Estate Corporation
5.	Brookfield Investment Management Inc.
6.	Cantor Fitzgerald & Co.
7.	CapitalSource Inc.
8.	Children’s Investment Fund LP
9.	Colony Financial, Inc.
10.	CreXus Investment Corp.
11.	H/2 Credit Manager LP
12.	iStar Financial Inc.
13.	KKR & Co. L.P.
14.	Ladder Capital Securities LLC
15.	LoanCore Capital, LLC
16.	Mesa West Capital, LLC
17.	NCH Capital Inc.
18.	NorthStar Realty Finance Corp.
19.	RAIT Financial Trust
20.	Redwood Trust Inc.
21.	Rialto Capital Management, LLC
22.	SL Green Realty Corp.
23.	Square Mile Capital Management, LLC
24.	Starwood Capital Group
25.	Starwood Property Trust, Inc.
26.	Winthrop Capital Management, LLC

Schedule 3-A

SCHEDULE 3-B

PROHIBITED TRANSFEREES

1.	Annaly Capital Management, Inc.
2.	Apollo Commercial Real Estate Finance, Inc.
3.	Arbor Realty Trust Inc.
4.	Ares Commercial Real Estate Corporation
5.	Brookfield Investment Management Inc.
6.	Cantor Fitzgerald & Co.
7.	CapitalSource Inc.
8.	Children’s Investment Fund LP
9.	Colony Financial, Inc.
10.	CreXus Investment Corp.
11.	H/2 Credit Manager LP
12.	iStar Financial Inc.
13.	KKR & Co. L.P.
14.	Ladder Capital Securities LLC
15.	LoanCore Capital, LLC
16.	Mesa West Capital, LLC
17.	NCH Capital Inc.
18.	NorthStar Realty Finance Corp.
19.	RAIT Financial Trust
20.	Redwood Trust Inc.
21.	Rialto Capital Management, LLC
22.	SL Green Realty Corp.
23.	Square Mile Capital Management, LLC
24.	Starwood Capital Group
25.	Starwood Property Trust, Inc.
26.	Winthrop Capital Management, LLC
27.	Invesco Ltd.
28.	OZ Management LP
29.	Angelo, Gordon & Co., L.P.
30.	Lone Star U.S. Acquisitions, LLC
31.	Fortress Credit Corp.
32.	Newcastle Investment Corp.
33.	TPG Capital Management, L.P.

Schedule 3-B

EXHIBIT I

CONFIRMATION

GOLDMAN SACHS MORTGAGE COMPANY

Ladies and Gentlemen:

Goldman Sachs Bank USA is pleased to deliver our written CONFIRMATION of our agreement (subject to satisfaction of the Transaction Conditions Precedent) to enter into the Transaction pursuant to which Goldman Sachs Bank USA shall purchase from you the Purchased Loan identified in Schedule I attached hereto, pursuant to the Master Repurchase Agreement among Goldman Sachs Bank USA (the “Buyer”) and 643 Single Family Finco 2014, LLC (“Seller”), dated as of April 25, 2014 (as amended from time to time the “Agreement”; capitalized terms used herein without definition have the meanings given in the Agreement), as follows below and on the attached Schedule 1:

Seller:		643 Single Family Finco 2014, LLC

Purchase Date:		[ ], [ ]

Purchased Loan:		As identified on attached Schedule 1

Aggregate Principal Amount of Purchased Loan:		[ ]

Repurchase Date:		[ ],[ ]

Initial Purchase Price:		$

Pricing Rate:		LIBOR + 2.75%

Purchase Percentage:		80%

Type of Funding:		[Table Funded/Non-Table Funded]

Wire Instructions:		[ ]

Governing Agreements:		As identified on attached Schedule 1

Name and address for communications:	Buyer:	Goldman Sachs Bank USA 6011 Connection Drive Irving, Texas 75039 Attention: Henry Nguyen Telephone: (972) 368-2324 E-Mail: gs-warehouselending@gs.com with a copy to:

Goldman Sachs Security Instrument Company 200 West Street New York, New York 10282 Attention: Michelle Gill Telephone: (212) 357-8721 E-Mail: michelle.gill@gs.com

Exhibit I-1

with a copy to:

Dechert LLP Cira Centre 2929 Arch Street Philadelphia, Pennsylvania 19104 Attention: Richard D. Jones, Esq. Telephone: (212) 698-3844 Fax: (215) 655-2501 Email: richard.jones@dechert.com

Seller:

643 Single Family Finco 2014, LLC c/o Blackstone Mortgage Trust, Inc. 345 Park Avenue New York, NY 10154 Attn: Douglas Armer Telephone: 212-583-5000 E-mail: BXMTGoldmanSFRrepo@blackstone.com with a copy to:

Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036 Attention: David C. Djaha Email: david.djaha@ropesgray.com

[SIGNATURES ON THE NEXT PAGE]

Exhibit I-2

GOLDMAN SACHS BANK USA, a New York state member bank

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

643 SINGLE FAMILY FINCO 2014, LLC, a Delaware limited liability company

By:
	Name:	Douglas Armer
	Title:	Managing Director, Head of Capital Markets and Treasurer

SCHEDULE 1 TO CONFIRMATION STATEMENT

Purchased Loan:	[Loan Type] dated as of [ ] in the original principal amount of $[ ], made by [ ] to [ ] under and pursuant to that certain [loan agreement/applicable document] (the “Governing Agreement”).

Aggregate Principal Amount:	$[ ] [(Plus up to $[ ] of future advances under Section [ ] of the Governing Agreement)]. Buyer’s obligation to fund any future advances is contingent on (a) Seller’s satisfaction of the conditions captained in Section [ ] of [Governing Agreement] and (b) a bringdown by Seller of all representations and warranties made on the date hereof with regard to the Purchased Loan pursuant to Section 10 of the Agreement.)]

Representations:	Seller acknowledges and agrees that upon funding by Buyer of the Purchase Price for the Purchased Loan [and in connection with any subsequent funding of the Purchase Percentage of a future advance under the Purchased Loan, (i)] Seller shall be deemed to have confirmed that all of the representations and warranties set forth in Section 10 of the Agreement are true and correct in all material respects as of the Purchase Date [or the applicable funding date, as the case may be,], except as set forth in the attached Exception Report [and (ii) with respect to the funding of a future advance, Seller shall be deemed to have represented and warranted that all of the conditions to funding of such advance set forth in Section [ ] of the Governing Agreement have been satisfied (and no conditions have been waived, except as has been previously disclosed by Seller to Buyer in writing)].

Fixed/Floating:

Coupon:

Term of Loan including Extension Options:

Amortization (e.g. IO, full amortization, etc.):

EXHIBIT II

AUTHORIZED REPRESENTATIVES OF SELLER

Name	Specimen Signature

[—]

[—]

[—]

[—]

[—]

Exhibit II - 1

EXHIBIT III

INTENTIONALLY OMITTED

Exhibit III - 1

EXHIBIT IV-1

FORM OF POWER OF ATTORNEY TO BUYER

Know All Men by These Presents, that, subject to the terms and conditions of the Repurchase Agreement (defined below), 643 Single Family Finco 2014, LLC (“Seller”), does hereby appoint GOLDMAN SACHS BANK USA (“Buyer”), in connection with the Repurchase Agreement (defined below) its attorney-in-fact to act in Seller’s name, place and stead in any way which Seller could do with respect to (i) the completion of the endorsements of the Notes and the Assignments of Security Instruments, (ii) the recordation of the Assignments of Security Instruments and (iii) the enforcement of Seller’s rights under the Purchased Loans purchased by Buyer pursuant to the Master Repurchase Agreement dated as of August 9, 2013, as amended from time to time, between Seller and Buyer (the “Repurchase Agreement”) (including, for the avoidance of doubt, the enforcement and exercise of Seller’s rights in respect of any interest reserve account or other deposit account or securities account established by any borrower or any other related obligor in connection with any Purchased Loans (including the enforcement and exercise of Seller’s rights in respect of all funds or other assets deposited in, or credited to, such accounts)) and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Loans, the related Purchased Loan Files and the Servicing Records to the extent that Seller is permitted by law to act through an agent. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Repurchase Agreement.

TO INDUCE ANY THIRD PARTY TO ACT IN RELIANCE ON THIS POWER OF ATTORNEY, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT IN RELIANCE ON THIS POWER OF ATTORNEY, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OR SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER ON ITS OWN BEHALF AND ON BEHALF OF SELLER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

Exhibit IV - 1

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed this          day of                 , 20    .

643 SINGLE FAMILY FINCO 2014, LLC, a Delaware limited liability company

By:
	Name:	Douglas Armer
	Title:	Managing Director, Head of Capital Markets and Treasurer

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On this          of                 , before me, the undersigned, a Notary Public in and for said state, personally appeared                                                      , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public

(Seal)

Exhibit IV - 1

EXHIBIT IV-2

FORM OF POWER OF ATTORNEY TO SELLER

Know All Men by These Presents, that GOLDMAN SACHS BANK USA (“Buyer”) does hereby appoint 643 Single Family Finco 2014, LLC (“Seller”), its attorney-in-fact to act in Buyer’s name, place and stead in any way which Buyer could with respect to modifications described below, to mortgage loan documents with respect to Purchased Loans sold by Seller to Buyer under that certain Master Repurchase Agreement, dated as of August 9, 2013 (as amended from time to time, the “Repurchase Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Repurchase Agreement.

Subject to the terms and conditions of the Repurchase Agreement, Seller is permitted to administer and service the Purchased Loans without the consent of Buyer, any assignee or any other Person, pursuant to this power of attorney delivered by Buyer, which power of attorney shall not be revoked by Buyer unless an Event of Default under the Repurchase Agreement has occurred and is then continuing. Notwithstanding the foregoing, Seller shall not consent or assent to a Significant Modification without the prior written consent of Buyer. Actions taken under the foregoing power of attorney shall be binding upon each holder of the Purchased Loans.

“Purchased Loans” shall mean (i) with respect to any Transaction, the Eligible Loans sold by Seller to Buyer in such Transaction and (ii) with respect to the Transactions in general, all Eligible Loans sold by Seller to Buyer.

“Significant Modification” shall mean (i) any material extension, amendment, waiver, termination, rescission, cancellation, release, subordination or other material modification to the terms of, or any collateral, guaranty or indemnity for, any Purchased Loan or Purchased Loan Document, or (ii) the foreclosure or exercise of any material right or remedy by the holder of any Purchased Loan or Purchased Loan Document.

Exhibit IV - 2

THIS POWER OF ATTORNEY MAY BE REVOKED BY BUYER BY DELIVERY OF WRITTEN NOTICE TO SELLER DURING THE CONTINUANCE OF ANY EVENT OF DEFAULT UNDER THE REPURCHASE AGREEMENT. IF THIS POWER OF ATTORNEY HAS NOT BEEN REVOKED AND IF REQUESTED BY SELLER, BUYER WILL PROMPTLY CONFIRM IN WRITING TO SELLER, AND ANY OTHER PERSON OR ENTITY REASONABLY DESIGNATED BY SELLER, THAT THIS POWER OF ATTORNEY HAS NOT BEEN REVOKED AND IS IN FULL FORCE AND EFFECT.

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed this          day of                 , 20    .

GOLDMAN SACHS BANK USA, a New York state member bank

By:
Name:
Title:

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

On this          of                     , before me, the undersigned, a Notary Public in and for said state, personally appeared                                         , personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

Notary Public

(Seal)

Exhibit IV - 2

EXHIBIT V

REPRESENTATIONS AND WARRANTIES

REGARDING THE PURCHASED LOANS

With respect to each Purchased Loan, with respect to the Underlying Collateral and with respect to the related Properties on the related Purchase Date, and, except as expressly set forth below, at all times required by this Agreement, Seller shall be deemed to make the following representations and warranties to Buyer as of such date; provided, however, that with respect to any Purchased Loan, such representations and warranties shall be deemed to be modified by any Exception Report delivered by Seller to Buyer prior to the issuance of a Confirmation with respect thereto:

(1)	Purchased Loan Schedule and Purchased Loan Information. The information set forth in the Purchased Loan Schedule and the Purchased Loan Information with respect to each Purchased Loan on the Purchase Date is true and correct in all material respects.

(2)	Whole Loan; Ownership of Purchased Loans. Each Purchased Loan is a whole loan and not a participation interest in a Purchased Loan. At the time of the sale, transfer and assignment to Buyer, no Note or Security Instrument was subject to any assignment (other than assignments to the Seller), participation (other than any participation to the Seller, if applicable) or pledge, and the Seller had good title to, and was the sole owner of, each Purchased Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Purchased Loan. Seller has full right and authority to sell, assign and transfer each Purchased Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Purchased Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Purchased Loan.

(3)	Loan Document Status. Each related Note, Security Instrument, master lease, guaranty and other agreement executed by or on behalf of the related Underlying Obligor, guarantor or other obligor in connection with such Purchased Loan is the legal, valid and binding obligation of the related Underlying Obligor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Purchased Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Purchased Loan Documents invalid as a whole or materially interfere with the Secured Party’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Underlying Obligor with respect to any of the related Notes, Security Instruments or other Purchased Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Purchased Loan, that would deny the Secured Party the principal benefits intended to be provided by the Note, Security Instrument or other Purchased Loan Documents.

Exhibit V - 1

(4)	Security Instrument Provisions. The Purchased Loan Documents for each Purchased Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(5)	Security Instrument Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Purchased Loan File or as otherwise approved by Buyer, (a) the material terms of such Security Instrument, Note, Loan guaranty, and related Purchased Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Security Instrument; (b) no related Property or any portion thereof has been released from the lien of the related Security Instrument in any manner which materially interferes with the security intended to be provided by such Security Instrument or the use or operation of the remaining portion of such Property; and (c) neither the related Underlying Obligor nor the related guarantor has been released from its material obligations under the Purchased Loan.

(6)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Security Instrument from the Seller constitutes a legal, valid and binding assignment from the Seller. Each related Security Instrument is freely assignable without the consent of the related Underlying Obligor. Each related Security Instrument is a legal, valid and enforceable first lien on the Underlying Collateral (other than any master lease agreement) in the principal amount of such Purchased Loan or allocated loan amount, except as the enforcement thereof may be limited by the Standard Qualifications. Such Underlying Collateral (other than any master lease agreement) is free and clear of any liens or encumbrances, and, to the Seller’s knowledge, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Security Instrument. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(7)	Junior Liens. There are no subordinate or junior liens securing the payment of money encumbering the related Underlying Collateral. The Seller has no Knowledge of any mezzanine or other debt secured directly by interests in the related Underlying Obligor.

(8)	UCC Filings. Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Purchased Loan to perfect a valid security interest in the Underlying Collateral.

(9)	Compliance with Usury Laws. The interest rate with respect to each Purchased Loan (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Purchased Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

Exhibit V - 2

(10)	No Contingent Interest or Equity Participation. No Purchased Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.

(11)	Authorized to do Business. To the extent required under applicable law, as of the Purchase Date or as of the date that such entity held the Note, each holder of the Note was authorized to originate, acquire and/or hold (as applicable) the Note in the jurisdiction in which each related Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Purchased Loan.

(12)	Actions Concerning Purchased Loan. As of the date of origination and to the Seller’s Knowledge as of the Purchase Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Underlying Obligor, guarantor, or Underlying Obligor’s interest in the Underlying Collateral, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Underlying Obligor’s title to the Underlying Collateral, (b) the validity or enforceability of the Security Instrument, (c) such Underlying Obligor’s ability to perform under the related Purchased Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Loan documents or (f) the current principal use of the Underlying Collateral.

(13)	Escrow Deposits. All escrow deposits and payments required to be escrowed with Secured Party pursuant to each Purchased Loan are in the possession, or under the control, of the Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith.

(14)	No Holdbacks. Except for Purchased Loans identified to Buyer on the Exception Report in connection with a subject Transaction as having future advances, the principal amount of the Purchased Loan stated on the Purchased Loan Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Purchased Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Property, the Underlying Obligor, the Property Owner or other considerations determined by Seller to merit such holdback).

(15)	Insurance. The related Properties are, and are required pursuant to the related Security Instrument to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Purchased Loan Documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (collectively the “Insurance Rating Requirements”), in an amount in the aggregate (subject to a customary deductible) not less than the lesser of (1) the then outstanding principal balance of the Purchased Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Underlying Obligor and included in the Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Properties.

Exhibit V - 3

The related Properties are also covered, and required to be covered pursuant to the related Purchased Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Purchased Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements located on a Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as “a Special Flood Hazard Area”, the related Underlying Obligor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If any Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Underlying Obligor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Properties are covered, and required to be covered pursuant to the related Purchased Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Service in an amount not less than 100% of the SEL.

The Purchased Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Purchased Loan, the Secured Party (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Purchased Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section due and payable as of the Purchase Date have been paid, and such insurance policies name the Secured Party under the Purchased Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Buyer. Each related Purchased Loan obligates the related Underlying Obligor to maintain all such insurance and, at such Underlying Obligor’s failure to do so, authorizes the Secured Party to maintain such insurance at the Underlying Obligor’s reasonable cost and expense and to charge such Underlying Obligor for related premiums. All such insurance policies (other than commercial liability policies) require prior notice to lender of the termination or cancellation (or such lesser period as may be required by applicable law) arising for any reason, including non-payment of a premium.

Exhibit V - 4

(16)	Recourse Obligations. The Purchased Loan Documents for each Purchased Loan provide that such Purchased Loan (a) becomes full recourse to the Underlying Obligor and guarantor (which is a natural person or persons, or an entity distinct from the Underlying Obligor (but may be affiliated with the Underlying Obligor) that has assets other than equity in the related Properties that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Underlying Obligor; (ii) Underlying Obligor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Underlying Obligor or (iii) voluntary transfers of either the Property or equity interests in Underlying Obligor made in violation of the Purchased Loan Documents; and (b) contains provisions providing for recourse against the Underlying Obligor and guarantor (which is a natural person or persons, or an entity distinct from the Underlying Obligor (but may be affiliated with the Underlying Obligor) that has assets other than equity in the related Property that are not de minimis), for losses and damages sustained by reason of Underlying Obligor’s (i) misappropriation of rents after the occurrence of an event of default under the Purchased Loan, (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Secured Party upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Purchased Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Purchased Loan Documents; or (v) commission of intentional material physical waste at the Property.

(17)	Security Instrument Releases. The terms of the related Security Instrument or related Purchased Loan Documents do not provide for release of any material portion of the Underlying Collateral and/or Properties from the lien of the Security Instrument except (a) a partial release, accompanied by principal repayment, or partial defeasance, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Property and (ii) the outstanding principal balance of the Purchased Loan, (b) upon payment in full of such Purchased Loan, (c) upon a defeasance, (d) releases of out-parcels that are unimproved or other portions of the Property which will not have a material adverse effect on the underwritten value of the Property and which were not afforded any material value in the appraisal obtained at the origination of the Purchased Loan and are not necessary for physical access to the Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof.

(18)	Financial Reporting and Rent Rolls. The Purchased Loan documents for each Purchased Loan require the Underlying Obligor to provide the owner or holder of the Security Instrument with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) for the Properties in the aggregate, which annual financial statements with respect to each Purchased Loan with more than one Underlying Obligor are in the form of an annual combined balance sheet of the Underlying Obligor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Properties on a combined basis.

(19)

Due on Sale or Encumbrance. Except as otherwise disclosed in the Due Diligence Package, subject to specific exceptions set forth below, each Purchased Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Purchased Loan if, without the consent of the holder of the Security Instrument (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the

Exhibit V - 5

related Purchased Loan Documents (which provide for transfers without the consent of the Secured Party which are customarily acceptable to prudent commercial and multifamily lending institutions lending on the security of property comparable to the related Properties, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Loan Documents), (a) the related Underlying Collateral and/or Property, or any equity interest of greater than 50% in the related Underlying Obligor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Purchased Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Underlying Obligor, (iv) transfers to another holder of direct or indirect equity in the Underlying Obligor, a specific Person designated in the related Purchased Loan Documents or a Person satisfying specific criteria identified in the related Purchased Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of Section 17 or pursuant to a defeasance or (b) the related Underlying Collateral is encumbered by a subordinate lien and/or any related Property is encumbered with a subordinate lien or security interest against the related Property, other than (i) any Purchased Loan that is cross-collateralized and cross-defaulted with another Purchased Loan, as set forth in the Due Diligence Package, or (ii) with respect to the related Property, Permitted Encumbrances or Title Exceptions.

(20)	Single-Purpose Entity. Except as otherwise disclosed in the Due Diligence Package, each Purchased Loan requires the Underlying Obligor to be a Single-Purpose Entity for at least as long as the Purchased Loan is outstanding. Both the Purchased Loan Documents and the organizational documents of the Underlying Obligor provide that the Underlying Obligor is a Single-Purpose Entity and each Purchased Loan with an unpaid principal balance as of the Purchase Date of $20,000,000.00 or more has a counsel’s opinion regarding non-consolidation of the Underlying Obligor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the single family rental home properties indirectly securing the Purchased Loans and prohibit it from engaging in any business unrelated to such Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Property or Properties, or any indebtedness other than as permitted by the related Security Instrument(s) or the other related Purchased Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(21)	Fixed Interest Rates. Each Purchased Loan bears interest at a rate that remains fixed throughout the remaining term of such Purchased Loan, except in situations where default interest is imposed, or if such Purchased Loan bears interest at a floating rate, the Purchased Loan Documents require the Underlying Obligor to purchase an interest rate protection for the entire term of such Purchased Loan, which interest rate protection agreement has been collaterally assigned to Seller as collateral for the Purchased Loan.

(22)	Ground Leases. No Property is owned by its respective Property Owner as a leasehold, rather than fee interest.

Exhibit V - 6

(23)	Servicing. The servicing and collection practices used by the Seller with respect to the Purchased Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans.

(24)	Origination and Underwriting. The origination practices of the Seller (or, to Seller’s Knowledge, the related originator if the Seller was not the originator) with respect to each Purchased Loan have been, in all material respects, in compliance with applicable law and as of the date of its origination, such Purchased Loan and to the extent originated by Seller or its Affiliates or, if originated by another Person, to Seller’s Knowledge, the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Purchased Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Exhibit V.

(25)	No Material Default; Payment Record. As of the Purchase Date, no Purchased Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and as of the date hereof, no Purchased Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Purchase Date. As of the Purchase Date, to the Seller’s Knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Purchased Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Purchased Loan or the value, use or operation of the related Property. No person other than the holder of such Purchased Loan may declare any event of default under the Purchased Loan or accelerate any indebtedness under the Purchased Loan Documents.

(26)	Bankruptcy. To Seller’s Knowledge, as of the date of origination of the related Purchased Loan and to the Seller’s knowledge as of the Purchase Date, neither the Property (other than any tenants of such Property), nor any portion thereof, is the subject of, and no Underlying Obligor, Property Owner or guarantor with respect to any Purchased Loan is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(27)	Organization of Underlying Obligor. With respect to each Purchased Loan, in reliance on certified copies of the organizational documents of the Underlying Obligor delivered by the Underlying Obligor in connection with the origination of such Purchased Loan, the Underlying Obligor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.

(28)	Appraisal. Seller has obtained an appraisal of the related Property with an Appraisal date within 6 months of the Purchased Loan origination date, and within 12 months of the Purchased Date. Each Appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Purchased Loan was originated.

(29)	Cross-Collateralization. No Purchased Loan is cross-collateralized or cross-defaulted with any other Indebtedness that is not also a Purchased Loan.

Exhibit V - 7

(30)	Advance of Funds by the Seller. After origination, no advance of funds has been made by Seller to the related Underlying Obligor other than in accordance with the Purchased Loan Documents, and, to Seller’s Knowledge, no funds have been received from any person other than the related Underlying Obligor or an affiliate for, or on account of, payments due on the Purchased Loan (other than as contemplated by the Purchased Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Secured Party-controlled lockbox if required or contemplated under the related lease or Purchased Loan Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Underlying Obligor under a Purchased Loan, other than contributions made on or prior to the date hereof.

(31)	Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all Federal Trade Embargoes with respect to the origination of the Purchased Loan.

(32)	Ownership of Properties. Each Property Owner has good and marketable fee simple legal and equitable title to its respective Property (subject to Permitted Encumbrances). None of the Permitted Encumbrances (a) materially and adversely affect the value of any Property, (b) impair the use or operation of any Property (as currently used), or (c) impair the Underlying Obligor’s ability to perform its obligations with respect to the Underlying Loan. Each Property Owner’s ownership of its respective Property is free and clear of any liens other than Permitted Encumbrances.

(33)	Permitted Liens; Title Insurance. Each Property indirectly securing a Purchased Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in an amount equal to not less than the purchase price of such Property, that insures for the benefit of the Property Owner, the fee simple ownership of such Property by the Property Owner, subject only to the Permitted Encumbrances and Title Exceptions. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Property Owner thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s Knowledge, the Property Owner or any other Person, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(34)	Condition of Property. To the Seller’s Knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable loans, and except as disclosed on any engineering report or property condition report delivered to Buyer, as of the Purchase Date, each Property is free of and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would have a material adverse effect on the use or value of the Property as security for the Purchased Loan. Each Property has been renovated in accordance with the renovation standards set forth in the Purchased Loan Documents, if any.

(35)

Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Property that would be of equal or superior priority to the lien of the Security Instrument, that would materially impair Seller’s or Buyer’s interest in any of the collateral for the Purchased Loan, and that prior to that prior to the Purchase Date have become delinquent in respect of each related Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real

Exhibit V - 8

estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(36)	Condemnation. To the Seller’s Knowledge as of the Purchase Date, there is no proceeding pending, and, to the Seller’s Knowledge as of the date of origination and as of the Purchase Date, there is no proceeding threatened, for the total or partial condemnation of such Property that would have a material adverse effect on the value, use or operation of the Property.

(37)	Actions Concerning the Properties. As of the date of origination and to the Seller’s Knowledge as of the Purchase Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Property Owner or Property Owner’s interest in its respective Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Property Owner’s title to the Property, (b) the validity or enforceability of the Security Instrument, (c) such Property Owner’s ability to perform under the related Purchased Loan, (d) the principal benefit of the security intended to be provided by the Purchased Loan documents or (f) the current principal use of the Property.

(38)	Access; Utilities; Separate Tax Lots. To the Seller’s Knowledge based solely on the Title Policies (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) and any current surveys obtained in connection with the origination of each Purchased Loan, each Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Property or is subject to an endorsement under the related Title Policy insuring the Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Purchased Loan requires the Underlying Obligor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Property is a part until the separate tax lots are created.

(39)	No Encroachments. To the Seller’s Knowledge based solely on the Title Policies (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Purchased Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Properties at the time of the origination of such Purchased Loan are within the boundaries of the related Properties, except encroachments that do not materially and adversely affect the value or current use of such Properties or for which insurance or endorsements were obtained under the Title Policies, (b) no improvements on adjoining parcels encroach onto the related Properties except for encroachments that do not materially and adversely affect the value or current use of such Properties or for which insurance or endorsements were obtained under the Title Policies and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Properties or for which insurance or endorsements obtained with respect to the Title Policies.

Exhibit V - 9

(40)	Local Law Compliance. To the Seller’s Knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar single family rental home loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Property securing a Purchased Loan as of the date of origination of such Purchased Loan and as of the Purchase Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy, (ii) are adequately reserved for in accordance with the Purchased Loan Documents or (iii) would not have a material adverse effect on the value, operation or net operating income of such Property. The terms of the Purchased Loan Documents require the Underlying Obligor and Property Owner to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(41)	Licenses and Permits. Each Underlying Obligor and Property Owner covenants in the Purchased Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for the operation of the Properties in full force and effect, and to the Seller’s Knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar single family rental home loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Purchased Loan requires the related Underlying Obligor and Property Owner to be qualified to do business in the jurisdiction in which the related Property is located.

(42)	Acts of Terrorism Exclusion. The related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Purchased Loan, the related Purchased Loan Documents do not expressly waive or prohibit the Secured Party from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto.

(43)

Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Purchased Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Purchased Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Underlying Obligor and is held or controlled by the related Secured Party; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Underlying Obligor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental

Exhibit V - 10

regulatory authority (or the environmental issue affecting the related Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Underlying Obligor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Underlying Obligor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s Knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Property.

(44)	Master Lease Agreement. Each related Security Instrument is a legal, valid and enforceable first lien on each master lease agreement in the principal amount of such Purchased Loan or allocated loan amount in the aggregate together with all other Underlying Colalteral (subject only to Permitted Encumbrances (as defined below) and the exceptions to Section 33 hereof (“Permitted Liens; Title Insurance”) set forth in the related Exception Report (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Except as otherwise set forth in the Title Policy relating to such Purchased Loan, such master lease agreements (subject to and excepting Permitted Encumbrances and Title Exceptions) as of the origination were, to the Seller’s Knowledge, free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Security Instrument, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy and, to the Seller’s Knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Security Instrument, except those which are bonded over, escrowed for or insured against by a lender’s title policy.

For purposes of these representations and warranties, “Secured Party” shall mean the mortgagee, grantee or beneficiary under any Security Instrument, any holder of legal title to any portion of any Purchased Loan or, if applicable, any agent or servicer on behalf of such party.

Exhibit V - 11

EXHIBIT VI

FORM OF BAILEE AGREEMENT

[SELLER ADDRESS]

                              , 20

[                        ]

Re:	Bailee Agreement (the “Bailee Agreement”) in connection with the sale of [ ] by 643 Single Family Finco 2014, LLC (the “Seller”) to Goldman Sachs Bank USA (the “Buyer”)

Ladies and Gentlemen:

Reference is made to that certain Master Repurchase Agreement dated as of April 25, 2014, by and between Seller and Buyer (as further amended, modified or supplemented from time to time, the “Repurchase Agreement”). In consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller, the Buyer and [            ] (the “Bailee”) hereby agree as follows:

1. The Seller has delivered to the Bailee and the Bailee is holding, in connection with the Purchased Loan(s) delivered to the Bailee hereunder (for Bailee’s delivery to the Custodian), the custodial delivery certificate (the “Custodial Delivery Certificate”) attached hereto as Attachment 1, in connection with the Purchased Loan identified thereon.

2. On or prior to the date indicated on the Custodial Delivery Certificate delivered by the Seller (the “Funding Date”), the Seller shall have delivered to the Bailee, as bailee for hire, and Bailee hereby confirms receipt of, the documents set forth on Exhibit B to the Custodial Delivery Certificate (collectively, the “Purchased Loan File”) for the loans (the “Purchased Loans”) listed in Exhibit A to the Custodial Delivery Certificate (the “Purchased Loan Schedule”).

3. The Bailee shall issue and deliver to the Buyer and the Custodian (as defined in Section 5 below) on or prior to the Funding Date by electronic mail (a) in the name of the Buyer, an initial trust receipt and certification in the form of Attachment 2 attached hereto (the “Trust Receipt”), which Trust Receipt shall state that the Bailee has received the documents comprising the Purchased Loan File as set forth in the Custodial Delivery Certificate.

4. On the applicable Funding Date, in the event that the Buyer fails to purchase any New Loan from the Seller that is identified in the related Custodial Delivery Certificate (as confirmed by Buyer in writing (which may include electronic mail)), the Bailee shall release the Purchased Loan File to the Seller in accordance with the Seller’s instructions.

5. Following the Funding Date, the Bailee shall forward the Purchased Loan Files to U.S. Bank, National Association (the “Custodian”) by insured overnight courier for receipt by the Custodian no later than 1:00 p.m. on the third (3rd) Business Day following the applicable Funding Date (the “Delivery Date”).

6. From and after the applicable Funding Date until the applicable Delivery Date, the Bailee (a) shall maintain continuous custody and control of the related Purchased Loan File as bailee for the Buyer (excluding any period when the same is under the delivery process described in Section 5 hereof) and (b) shall hold the related Purchased Loan File as sole and exclusive bailee for the Buyer unless and until otherwise instructed in writing by the Buyer.

7. In the event that the Bailee fails to deliver a Note or other material portion of a Purchased Loan File that was in its possession to the Custodian within five (5) Business Days following the applicable Funding Date, the same shall constitute a “Bailee Delivery Failure” under this Bailee Agreement.

8. The undersigned Seller agrees to indemnify and hold Bailee and its partners, directors, officers, agents and employees harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and costs, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of this Bailee Agreement or any action taken or not taken by it or them hereunder unless such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (other than special, indirect, punitive or consequential damages, which shall in no event be paid by the undersigned Seller) were imposed on, incurred by or asserted against Bailee because of the breach by Bailee of its obligations hereunder, which breach was caused by negligence, lack of good faith or intentional misconduct on the part of Bailee or any of its owners, directors, officers, agents or employees. The foregoing indemnification shall survive any resignation or removal of Bailee or the termination or assignment of this Bailee Agreement.

9. (a) In the event of a Bailee Delivery Failure, Bailee shall indemnify Buyer in accordance with Section 9(b) of this Bailee Agreement.

(b) The Bailee agrees to indemnify and hold Buyer and Seller, and their respective owners, officers, directors, employees, agents, affiliates and designees, harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees and costs, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of a Bailee Delivery Failure or Bailee’s negligence, lack of good faith or intentional misconduct. The foregoing indemnification shall survive any termination or assignment of this Bailee Agreement.

10. The Seller hereby represents, warrants and covenants that the Bailee is not an affiliate of or otherwise controlled by the Seller. Notwithstanding the foregoing, the parties hereby acknowledge that the Bailee hereunder may act as counsel to the Seller in connection with a proposed loan, that Dechert LLP, if acting as bailee, has represented the Seller in connection with negotiation, execution and delivery of the Repurchase Agreement and may represent Seller in connection with any dispute related to this Bailee Agreement or the Transaction Documents.

11. This Bailee Agreement may not be modified, amended or altered, except by written instrument, executed by all of the parties hereto.

12. This Bailee Agreement may not be assigned by the Seller or the Bailee without the prior written consent of the Buyer.

13. For the purpose of facilitating the execution of this Bailee Agreement as herein provided and for other purposes, this Bailee Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument. Electronically transmitted signature pages shall be binding to the same extent.

14. This Bailee Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

15. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Repurchase Agreement.

[SIGNATURES COMMENCE ON NEXT PAGE]

Very truly yours,

643 SINGLE FAMILY FINCO 2014, LLC, a Delaware limited liability company

By:
Name:
Title:

ACCEPTED AND AGREED:

[ ], Bailee

By:
Name:
Title:

ACCEPTED AND AGREED:

GOLDMAN SACHS BANK USA, Buyer

By:
Name:
Title:

ATTACHMENT 1 TO BAILEE AGREEMENT

CUSTODIAL DELIVERY CERTIFICATE

ATTACHMENT 2 TO BAILEE AGREEMENT

Form of Bailee’s Trust Receipt

                             , 201

Goldman Sachs Bank USA

6011 Connection Drive

Irving, Texas 75039

Attention: Henry Nguyen

Re:	Bailee Agreement, dated , 201 (the “Bailee Agreement”) among 643 Single Family Finco 2014, LLC (the “Seller”), Goldman Sachs Bank USA (the “Buyer”) and (the “Bailee”)

Ladies and Gentlemen:

In accordance with the provisions of Section 3 of the above-referenced Bailee Agreement, the undersigned, as the Bailee, hereby certifies that as to the Purchased Loan(s) referred to therein, it has reviewed the Purchased Loan File(s) and has determined that (i) all documents listed in Schedule A attached to the Bailee Agreement are in its possession and (ii) such documents have been reviewed by it and appear regular on their face and relate to the Purchased Loan(s).

The Bailee hereby confirms that it is holding the Purchase Loan File as agent and bailee for the exclusive use and benefit of the Buyer pursuant to the terms of the Bailee Agreement.

All capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the above-referenced Bailee Agreement.

,
Bailee

By:
Name:
Title:

ANNEX I

Names and Addresses for Communications Between Parties:

BUYER

Goldman Sachs Bank USA

6011 Connection Drive

Irving, Texas 75039

Attention: Henry Nguyen

Telephone: (972) 368-2324

E-Mail: gs-warehouselending@gs.com

with a copy to:

Goldman Sachs Security Instrument Company

200 West Street

New York, New York 10282

Attention: Michelle Gill

Telephone: (212) 357-8721

E-Mail: michelle.gill@gs.com

with a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attention: Richard D. Jones, Esq.

Telephone: (212) 698-3844

Email: richard.jones@dechert.com

SELLER

345 Park Avenue

New York, New York 10154

Attention: Douglas Armer

Email: BXMTGoldmanSFRRepo@blackstone.com

With a copy to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: David C. Djaha

Email: david.djaha@ropesgray.com

Payments to Buyer: Payments to Buyer under this Agreement shall be made by transfer, via wire transfer, to the following account of Buyer: Citibank, N.A., ABA #: 021000089, Account #: 30627664, Swift Code: CITIUS33, Account Name: Goldman Sachs Bank USA, Ref: BXMT/643, Attention: Henry Nguyen. Buyer may consider on a case-by-case-basis in its sole and absolute discretion alternative funding arrangements.

Payments to Seller: Payments to any Seller under this Agreement shall be made by transfer, via wire transfer, to the following account of Seller:

Bank: Bank of America

ABA#: 026009593

Account #: 483024227101

Account Name: Blackstone Mortgage Trust, Inc.

Ref: [643 Single Family Loan A (Housekey)/643 Single Family Loan B (Gatehouse)]